    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 28, 1996

                                                   REGISTRATION NO. 333-

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                                ----------------
                                   FORM S-1
                            REGISTRATION STATEMENT
                 UNDER THE SECURITIES ACT OF 1933, AS AMENDED
                                ----------------
                                 Votan Corporation
            (Exact Name of Registrant as Specified in Its Charter)

              DELAWARE                              7372                       94-3246202
  (State or Other Jurisdiction of       (Primary Standard Industrial        (I.R.S. Employer
   Incorporation or Organization)           Classification Code)         Identification Number)

            7020 KOLL CENTER PARKWAY, PLEASANTON, CALIFORNIA 94566
                                (510) 426-5600
             (Address, Including Zip Code, and Telephone Number,
      Including Area Code, of Registrant's Principal Executive Offices)
                                ----------------
                                JOHN A. WHITE
                           CHIEF EXECUTIVE OFFICER
                              VOTAN CORPORATION
            7020 KOLL CENTER PARKWAY, PLEASANTON, CALIFORNIA 94566
                                (510) 426-5600
          (Name, Address, Including Zip Code, and Telephone Number,
                  Including Area Code, of Agent for Service)
                                ----------------
                       COPIES OF ALL COMMUNICATIONS TO:

     RICHARD R. PLUMRIDGE, ESQ.           RICHARD H. GILDEN, ESQ.
         BABAK YAGHMAIE, ESQ.           FULBRIGHT & JAWORSKI L.L.P.
   BROBECK, PHLEGER & HARRISON LLP           666 FIFTH AVENUE
     1301 AVENUE OF THE AMERICAS         NEW YORK, NEW YORK 10103
       NEW YORK, NEW YORK 10019               (212) 318-3000
            (212) 581-1600

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box. [ ]

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, as amended, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, as amended, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

   If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act of 1933, as amended, please check the following box.
 [ ]




                       CALCULATION OF REGISTRATION FEE
- -----------------------------------------------------------------------------

                                                         PROPOSED MAXIMUM   PROPOSED MAXIMUM       AMOUNT OF
TITLE OF EACH CLASS OF SECURITIES TO     AMOUNT TO BE     OFFERING PRICE   AGGREGATE OFFERING    REGISTRATION
            BE REGISTERED               REGISTERED(1)      PER SHARE(2)         PRICE(2)            FEE(3)
Common stock, par value $.01 per
 share .............................. 3,162,500 Shares        $12.00         $37,950,000.00       $13,087.00

- -----------------------------------------------------------------------------
(1) Includes 412,500 shares which the Underwriters have the option to purchase solely to cover over-allotments, if any.
(2) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(a).
(3) Calculated pursuant to Rule 457(a) based on an estimate of the maximum offering price.
                                ----------------
THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR
DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS
REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SUCH SECTION 8(A), MAY DETERMINE.

                                 Votan Corporation
             Cross-Reference Sheet Showing Location in Prospectus
                 of Information Required by Items of Form S-1

                      ITEM AND CAPTION                                    LOCATION IN PROSPECTUS

- -----------------------------------------------------------  ----------------------------------------------

    1.   Forepart of the Registration Statement and Outside
         Front Cover Page of Prospectus .................... Outside Front Cover Page of Prospectus

    2.   Inside Front and Outside Back Cover Pages of
         Prospectus ........................................ Inside Front Cover Page of Prospectus; Outside
                                                             Back Cover Page of Prospectus

    3.   Summary Information, Risk Factors and Ratio of
         Earnings to Fixed Charges ......................... Prospectus Summary; Risk Factors; Selected
                                                             Financial Information

    4.   Use of Proceeds ................................... Prospectus Summary; Use of Proceeds

    5.   Determination of Offering Price ................... Outside Front Cover Page of Prospectus; Risk
                                                             Factors; Underwriting

    6.   Dilution .......................................... Risk Factors; Dilution

    7.   Selling Security Holders .......................... Principal and Selling Stockholders

    8.   Plan of Distribution .............................. Outside Front Cover Page of Prospectus;
                                                             Underwriting

    9.   Description of Capital Stock to Be Registered  .... Outside Front Cover Page of Prospectus;
                                                             Prospectus Summary; Risk Factors; Dividend
                                                             Policy; Capitalization; Description of Capital
                                                             Stock; Shares Eligible for Future Sale

   10.   Interests of Named Experts and Counsel ............ *

   11.   Information with Respect to the Registrant  ....... Outside Front Cover Page of Prospectus;
                                                             Prospectus Summary; Risk Factors; Dividend
                                                             Policy; Capitalization; Dilution; Selected
                                                             Financial Data; Management's Discussion and
                                                             Analysis of Financial Condition and Results of
                                                             Operations; Business; Management; Certain
                                                             Transactions; Principal and Selling
                                                             Stockholders; Description of Securities;
                                                             Shares Eligible for Future Sale; Legal
                                                             Matters; Experts; Financial Statements

   12.   Disclosure of Commission Position on
         Indemnification for Securities Act of 1933, As
         Amended, Liabilities .............................. *

- ------------

   * Not Applicable

   INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO THE REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                  SUBJECT TO COMPLETION, DATED JUNE 28, 1996

PROSPECTUS

                               2,750,000 SHARES

                                 [VOTAN LOGO]

                              Votan Corporation

                                 COMMON STOCK

   Of the 2,750,000 shares of Common Stock offered hereby, 1,380,000 shares are being sold by Votan Corporation ("Votan" or the "Company") and 1,370,000 shares are being sold by MOSCOM Corporation ("MOSCOM" or the "Selling Stockholder"), the sole stockholder of the Company prior to this offering. The Company will not receive any of the proceeds from the sale of shares by the Selling Stockholder. Following the offering, MOSCOM will own approximately 60% of the outstanding shares of Common Stock (assuming no exercise of the Underwriters' over-allotment option). See "Principal and Selling Stockholders."

   Prior to this offering, there has been no public market for the Common Stock of the Company and there can be no assurance that a trading market will develop after the sale of the shares offered hereby. It is currently anticipated that the initial public offering price will be between $10.00 and $12.00 per share. See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price. The Company intends to apply for quotation of the Common Stock on the Nasdaq National Market under the symbol "VOTN."

   SEE "RISK FACTORS" ON PAGE 6 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
                            IS A CRIMINAL OFFENSE.
- -----------------------------------------------------------------------------

                                UNDERWRITING                         PROCEEDS TO
                  PRICE TO      DISCOUNTS AND      PROCEEDS TO         SELLING
                   PUBLIC      COMMISSIONS(1)      COMPANY(2)        STOCKHOLDER
Per Share .... $             $                  $                $
Total(3) ..... $             $                  $                $

- -----------------------------------------------------------------------------

(1) For information regarding indemnification of the Underwriters by the Company and certain compensation payable to the Representatives of the Underwriters, see "Underwriting."

(2) Before deducting expenses of this offering, estimated at approximately $700,000, all of which will be paid by the Company.

(3) The Selling Stockholder has granted to the Underwriters an option, exercisable within 30 days of the date hereof, to purchase up to 412,500 additional shares of Common Stock solely to cover over-allotments, if any, on the same terms and conditions as the shares offered hereby. If such option is exercised in full, the total Price to Public, Underwriting Discounts and Commissions, and Proceeds to Selling
       Stockholder will be $   , $    and $   , respectively. See
       "Underwriting."

   The shares of Common Stock are being offered by the several Underwriters when, as and if delivered to and accepted by the Underwriters, subject to their right to reject any order in whole or in part and to certain other conditions. It is expected that delivery of the certificates representing the shares of Common Stock will be made on or about , 1996 at the offices of Ladenburg, Thalmann & Co. Inc., New York, New York.

LADENBURG, THALMANN & CO. INC.
                 The date of this Prospectus is        , 1996










                                        Security...
                                  as sound as your voice


1. Text accompanying photo - Spectral VOICEPRINTS of two speakers saying "one. two. three. four. five." - description of photo: Spectral voice patterns.

2. Text accompanying photo - Votan's voice board incorporates its VOICE VERIFICATION AND SPEECH RECOGNITION technologies. - description of photo: Rectangular personal computer board with components.

3. Text accompanying photo - MOSCOM's MVM for Windows is a VOICE CONTROLLED voice mail system based on Votan's voice verification and speech recognition technologies. - description of photo: Operator sitting at a PC workstation with Windows menu on screen.

4. Text accompanying photo - TeleVoice applies Votan's speech recognition technologies to VOICE ACTIVATED information systems used in a variety of industries. - description of photo: Woman holding telephone handset and travel brochure.


5. Text accompanying photo - Votan's voice verification system is currently being used in Chase Manhattan Bank's "XTRA SECURE"[sm] pilot program.
   - description of photo: Bank lobby showing series of verification systems in front of teller windows.


6. Text accompanying photo - description of photo: Closeup of verification card reader device including printer, keypad, telephone handset and Chase Manhattan Bank's "Xtra Secure[sm]" promotional display

                                  [ARTWORK]

   IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ NATIONAL MARKET, IN THE OVER THE COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

   The Company intends to furnish to its stockholders annual reports containing financial statements audited by an independent accounting firm and quarterly reports for the first three quarters of each fiscal year containing unaudited financial information.

   Votan(Registered Trademark) is a registered trademark of the Company and VoiceLock, TeleVoice and VoiceBuilder for Windows are trademarks of the Company. This Prospectus also includes references to trademarks and trade names of companies other than the Company.

                              PROSPECTUS SUMMARY

   The following summary is qualified in its entirety by the more detailed information and financial statements of the Company, including the notes thereto, contained elsewhere in this Prospectus. This Prospectus contains certain statements of a forward-looking nature relating to future events or the future financial performance of the Company. Prospective investors are cautioned that such statements are only predictions and that actual events or results may differ materially. In evaluating such statements, prospective investors should specifically consider the various factors identified in this Prospectus, including the matters set forth under the caption "Risk Factors," which could cause actual results to differ materially from those indicated by such forward-looking statements. Unless otherwise indicated, the information included in this Prospectus does not give effect to the exercise of the Underwriters' over-allotment option. See "Under- writing." Unless otherwise indicated, all information included in this Prospectus reflects a 5,500-to-1 stock split of the Common Stock to be effected prior to the effective date of the Registration Statement of which this Prospectus is a part.

                                 THE COMPANY

   Votan Corporation is a leading developer of advanced speech technologies utilized in voice verification and speech recognition applications. The Company's primary focus is the development of commercially feasible voice verification applications that address the growing demand for enhanced security of financial transactions, electronic databases and physical facilities. The Company's products are designed to verify the user's identity without the need for cumbersome or invasive procedures. Votan offers its customers either a standard or customized single vendor solution and integrates its voice verification and speech recognition software technology on a single proprietary board.

   The Company's voice verification technologies and products may be used in a variety of applications to authenticate the identity of a speaker by establishing a match between the speaker's speech patterns and previously stored templates. The Company's technologies consist of proprietary algorithms and patented methods and apparatus that are highly resistant to extraneous noise interference such as the electronic static of a telephone line, the clamor of a public area, such as a bank lobby or retail store, or unintended non-speech sounds made by the speaker. The ability of Votan's speech technologies to distinguish and ultimately ignore extraneous noises enables the Company's products to perform more accurately in noisy, uncontrolled environments and makes its products particularly suitable for a variety of real-world applications. In addition to its voice verification technologies, Votan has developed speech recognition technologies that have been utilized in a number of products for the telecommunications market. These speech recognition technologies complement the Company's voice verification products and applications.

   Votan's initial focus will be to market its voice verification technologies and products directly to banks and other financial institutions for use in a variety of applications, including bank teller verification, home banking, wire transfers, credit cards, smart cards and automatic teller machines ("ATM"). The Company's voice verification technologies and products are designed to enhance the security of financial transactions and improve productivity by reducing the amount of time required to process a transaction. Votan's voice verification products have been developed and tested for a variety of applications but are still in early stages of commercialization. Currently, the Company is working with The Chase Manhattan Bank, N.A. on a pilot program utilizing the Company's voice verification products to authenticate the identity of customers prior to the consummation of a teller transaction. To date, over 8,000 customers have enrolled in the program. The Company also intends to actively market its voice verification technologies and products for computer network, electronic commerce, Internet and physical access applications.

   The Company's voice verification and speech recognition technologies have to date been incorporated into various products sold by MOSCOM Corporation, the sole stockholder of the Company, to numerous leading telecommunications systems providers, including Siemens AG, Lucent Technologies, Inc., a subsidiary of AT&T Corp., and Alcatel SEL AG. These technologies are being used in a variety of telecommunications applications, particularly in international markets that do not utilize touch tone telephone systems and, therefore, must rely on speech recognition technologies to permit interactive telephonic services such as voice mail. The Company and MOSCOM have entered into certain agreements that will enable the Company to continue to market its products and technologies through MOSCOM's existing channels of distribution. See "Certain Transactions -- MOSCOM Relationship."

   The key elements of the Company's strategy are to: (i) exploit its technological leadership in the voice verification market; (ii) focus on direct sales of its proprietary technologies and products to banks and other financial institutions; (iii) actively market its proprietary technologies and products directly and through original equipment manufacturers ("OEMs"), value-added resellers ("VARs") and systems integrators for use in other markets that have a need for the Company's products; and (iv) leverage MOSCOM's existing relationships with leading telecommunications systems manufacturers and suppliers in order to market its voice verification and speech recognition technologies abroad.

   Votan's business and operations were acquired by MOSCOM in September 1991 from a predecessor company that had been engaged in voice verification and speech recognition development since its inception in 1979. The Company has, until recently, conducted its business and operations as the Votan division of MOSCOM. In June 1996, MOSCOM transferred substantially all of the voice verification and speech recognition business, operations (including research and development), assets and liabilities of the Votan division to the Company (the "Formation"). After the consummation of this offering, MOSCOM will own approximately 60% of the outstanding shares of Common Stock of the Company (54% if the Underwriters' over-allotment option is exercised in full). As a result, MOSCOM will retain the voting power to elect all directors and to approve other matters required to be voted upon by the stockholders of the Company.

   Votan was incorporated in Delaware in June 1996. The Company's executive offices are located at 7020 Koll Center Parkway, Pleasanton, California 94566, and its telephone number is (510) 426-5600.

                                 THE OFFERING

Common Stock offered by:
  The Company ............................................. 1,380,000 shares
  The Selling Stockholder(1) .............................. 1,370,000 shares
Common Stock to be outstanding after this offering(2)  .... 6,880,000 shares
                                                            For expansion of sales and marketing
                                                            activities, research and development,
                                                            reimbursement of MOSCOM for certain
                                                            formation-related expenses and general
                                                            corporate purposes. See "Use of
Use of Proceeds ........................................... Proceeds."
Proposed Nasdaq National Market symbol .................... VOTN

- ------------
(1) Does not include 412,500 shares of Common Stock subject to the Underwriters' over-allotment option from the Selling Stockholder. See "Underwriting."
(2) Excludes 825,000 shares issuable under the Company's Stock Option Plan adopted in June 1996; 275,000 shares reserved for issuance upon the exercise of warrants to be granted to the Representatives of the Underwriters and their designees, exercisable at 120% of the initial public offering price (the "Representatives' Warrants"); and 55,000 shares reserved for issuance upon the exercise of warrants to be granted by the Company to Grady & Hatch, Inc., financial advisor to MOSCOM and the Company, exercisable at 120% of the initial public offering price (the "G&H Warrants"). See "Management -- Stock Option Plans," "Description of Capital Stock" and "Underwriting."

                            SUMMARY FINANCIAL DATA

   The summary financial data presented below for each of the three years ended December 31, 1995 have been derived from the Financial Statements of the Company. The summary statement of operations data for the three months ended March 31, 1995 and 1996 and the summary balance sheet data as of March 31, 1996 have been derived from unaudited financial statements of the Company that, in the opinion of management, include all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the results of operations for these periods in accordance with generally accepted accounting principles. The results for interim periods are not necessarily indicative of the results for the full year. The summary information set forth below should be read in conjunction with the Financial Statements and the Notes contained in this Prospectus. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

   The historical financial information may not be indicative of the Company's future performance and does not necessarily reflect what the financial position and results of operations of the Company would have been had the Company operated as a separate, stand-alone entity during the periods covered. See "Risk Factors -- Recent Organization; Absence of Operating History as an Independent Business; Limited Relevance of Historical Financial Information."

                            SUMMARY FINANCIAL DATA
                    (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                YEAR ENDED DECEMBER 31,
                                           -------------------------------
                                              1993       1994       1995
                                           --------  ----------  ---------

STATEMENT OF OPERATIONS DATA:
Sales ....................................   $ 517     $   593     $  572
Gross profit (loss) ......................     210         288        243
Engineering and software development, net      342         579        424
Net loss .................................   $(846)    $(1,003)    $ (891)
Net loss per share (1) ...................                         $(0.16)
Weighted average shares outstanding (2)  .                          5,500

                    (RESTUBBED TABLE CONTINUED FROM ABOVE)

                                            THREE MONTHS ENDED
                                                 MARCH 31,
                                           -------------------
                                              1995      1996
                                           --------  ---------
                                                (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Sales ....................................   $  41     $   56
Gross profit (loss) ......................     (35)         7
Engineering and software development, net      114        111
Net loss .................................   $(279)    $ (226)
Net loss per share (1) ...................             $(0.04)
Weighted average shares outstanding (2)  .              5,500

                                 MARCH 31, 1996
                            ----------------------
                                       AS ADJUSTED
                              ACTUAL       (3)
                            --------  ------------
                                 (UNAUDITED)
BALANCE SHEET DATA:
Working capital (deficit)     $(120)     $13,222
Total assets ..............     408       13,750
Total liabilities .........     201          201
Total stockholders' equity      207       13,549

- ------------
(1) Pursuant to Securities and Exchange Commission requirements, losses per share of the Company are presented on a pro forma basis for the most recent year presented and the most recent interim period presented. See
       Note 2 of the Notes to Financial Statements.
(2) Gives retroactive effect to the capitalization of the Company and reflects the anticipated 5,500-to-1 stock split of the Common Stock to be effected prior to the consummation of this offering.
(3) Adjusted to give effect to the sale of 1,380,000 shares of Common Stock offered by the Company at an assumed initial public offering price of $11.00 per share.

                                 RISK FACTORS

   In addition to other information contained in this Prospectus, prospective investors should carefully consider the following specific factors relating to the Company and its business before deciding to invest in the Common Stock offered hereby.

RECENT ORGANIZATION; ABSENCE OF OPERATING HISTORY AS AN INDEPENDENT BUSINESS; LIMITED RELEVANCE OF HISTORICAL FINANCIAL INFORMATION

   The Company is a wholly owned subsidiary of MOSCOM and, until recently, conducted its business and operations as the Votan division of MOSCOM. In June 1996, MOSCOM transferred substantially all of the voice verification and speech recognition business, operations (including research and development), assets and associated liabilities of its Votan division to the Company. Accordingly, the Company has no independent operating history upon which an evaluation of the Company and its prospects can be based. After this offering, the Company will continue to be a subsidiary of MOSCOM but will operate as a separate, stand-alone business. The Company's management has no experience, as a group, operating the Company as a stand-alone business unit, separate and apart from MOSCOM. Except as otherwise described in this Prospectus, MOSCOM has no obligation to provide financial or management assistance to the Company and has no plans to do so. See "Certain Transactions -- MOSCOM Relationship." The inability of the Company to operate successfully as a separate entity would have a material adverse effect on the Company's business, financial condition and results of operations.

   The financial information included herein does not necessarily reflect the results of operations, financial position and cash flows of the Company in the future or what the results of operations, financial position and cash flows would have been had the Company been operated as a separate, stand-alone business during the periods presented. The financial information included herein does not reflect the many significant changes that will occur in the funding and operations of the Company as a result of the Formation and this offering. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

PAST AND ANTICIPATED OPERATING LOSSES; UNCERTAINTY OF FUTURE RESULTS

   Since its acquisition by MOSCOM through March 31, 1996, the Votan division has accumulated net losses from operations in an amount equal to approximately $3.7 million and has incurred negative cash flows which have been funded by MOSCOM. Sales have been generated from a limited number of products and research and development expenses have substantially contributed to these operating losses. The Company expects to generate additional losses at least through 1996, as it continues to expend substantial resources in establishing and expanding its sales and marketing activities, research and development and building its separate corporate infrastructure. There can be no assurance that significant revenues or profitability will ever be achieved. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

NEW MANAGEMENT TEAM; DEVELOPMENT OF A SALES AND MARKETING ORGANIZATION

   The Company has recently hired a Chief Executive Officer. The Company anticipates hiring a Vice President, Sales and Marketing and a Chief Financial Officer in the near future. The new management team is in the early stages of being integrated into the Company, and there can be no assurance that the management team will be successfully integrated and will develop into an effective group.

   The Company currently has a small marketing and sales support organization. Votan's previous revenues largely resulted from indirect sales through MOSCOM or from direct sales of certain applications developed to meet the needs of particular customers. The Company intends to increase substantially its direct sales and marketing force, with an initial emphasis on meeting the needs of banks and other financial institutions. There can be no assurance that the Company will be successful in expanding its marketing and sales support organization or that such an organization will be able to generate increased sales or compete effectively against the more extensive and well-funded sales and marketing organizations of the Company's current or potential competitors. If the Company is unable to successfully expand its sales and marketing organization, the Company's business, operating results and financial condition would be materially adversely affected.

DEPENDENCE ON LIMITED NUMBER OF CUSTOMERS; CHANGE OF PRODUCT STRATEGY

   Historically, the Company's products have been sold to a limited number of customers. In the years ended December 31, 1993, 1994 and 1995 and the three-month period ended March 31, 1996, the Company made significant sales to only six, five, six and three customers, respectively. In most cases, the customers are not recurring customers that are expected to purchase substantial quantities of the Company's products in the future. Accordingly, the Company currently does not have a substantial customer base of its own to which it can market its new products. The inability of the Company to develop a broad or substantial customer base in the future would have a material adverse effect on its business, financial condition and results of operations.

   The Company's product sales have consisted mostly of the sale of computer boards to third parties that have added application software to meet their requirements or those of the ultimate end-user. The Company plans to shift its strategy to place greater emphasis on the delivery of complete end-user solutions. Delivery of complete solutions to end users is expected to be more complex, time consuming and require additional and more sophisticated sales and service personnel. This strategy is also expected to result in higher sales per transaction, the timing of which would have a material effect on the reported results of operations from period to period. Moreover, the inability of the Company to successfully implement this new strategy would have a material adverse effect on the business, results of operations and financial condition of the Company.

   In the event that the Company's pilot program with The Chase Manhattan Bank, N.A. is not successful or does not result in a substantial sale of the Company's products and technologies, the Company's business, financial condition and results of operations would be materially adversely affected. Moreover, any delay in the successful completion of the pilot program, or broader implementation of the program, could materially delay growth in the Company's revenues and acceptance of the Company's products and technologies by other banks and financial institutions.

ABILITY TO MANAGE GROWTH; MANAGEMENT OF EXPANDING OPERATIONS

   The Company's ability to expand and grow will depend on a number of factors, including the successful commercialization of its voice verification and speech recognition technologies, the availability of working capital to support such growth, existing and emerging competition, the Company's ability to generate sufficient operating revenue, the Company's ability to adapt its infrastructure and systems to accommodate growth and the Company's ability to recruit and train additional qualified personnel to manage such growth. The Company anticipates rapid expansion of its operations, which will place a significant strain on its administrative, operational, financial and management systems and resources. The management of the Company's growth will require continued expansion and improvement of the Company's systems and controls, as well as a significant increase in the Company's sales and marketing operations and research and development activities. There can be no assurance that the Company will not encounter difficulties as it integrates these functions into its operations or that the Company's systems, procedures and controls will be adequate to support the Company's expanding operations.

   The Company's planned growth will impose significant added responsibilities on members of senior management, including the need to identify, recruit and integrate new senior level managers and executives into the Company. The Company expects to expand its management, research and development, testing, quality control, marketing, sales, customer service and support operations, as well as financial and accounting controls, which could place a significant strain on the Company. Failure to integrate new personnel on a timely basis could have an adverse effect on the Company's operations. Furthermore, the expenses associated with expanding the Company's management team and hiring new employees may be incurred prior to the generation of any associated revenues. The Company has not identified its entire executive management team. Once in place, the executive management team will have no experience working together as a group. No assurance can be given that the executive management team will be able to work effectively together and efficiently manage the operations and growth of the

Company. There can be no assurance that such management expansion can be readily or successfully implemented. If the Company's management is unable to manage growth effectively, the quality of the Company's products, its ability to retain key personnel and its business, financial condition or results of operations could be materially adversely affected.

CONTROL BY MOSCOM; POTENTIAL CONFLICTS OF INTEREST

   The Company is currently a wholly owned subsidiary of MOSCOM. Immediately following this offering, MOSCOM will own 60% of the outstanding shares of Common Stock (54% if the Underwriters' over-allotment option is exercised in full). As a result, MOSCOM will retain the voting power required to elect all directors and to approve other matters required to be voted upon by the stockholders of the Company. The concentration of ownership and MOSCOM's voting control may have the effect of delaying or preventing a change in control of the Company, or causing a change in control of the Company that may not be favored by the Company's other stockholders. There can be no assurance that MOSCOM's ability to prevent or cause a change in control of the Company will not have a material adverse effect on the price of the Common Stock. See "Principal and Selling Stockholders" and "Description of Capital Stock." Prior to the Formation of the Company, the Votan division had a limited number of employees and depended upon MOSCOM for most administrative, sales and marketing functions. After this offering, these functions will be undertaken by the Company, and there can be no assurance that the Company will be successful in taking control of these functions from MOSCOM. Furthermore, the Company has entered into certain agreements with MOSCOM which govern certain aspects of the parties' relationship after the Formation, including the licensing of certain technologies, the provision of certain administrative, quality assurance testing and other services and physical facilities. See "Certain Transactions -- MOSCOM Relationship." There can be no assurance that conflicts of interest between MOSCOM and the Company will not arise with respect to the contractual arrangements, any services which might be provided by MOSCOM in the future, or other matters. Any adverse change in the Company's relationship with MOSCOM would have a material adverse effect on the Company's business, financial condition and results of operations. Currently, there is no formal procedure for resolving or preventing conflicts that may arise between the Company and MOSCOM with respect to matters not covered by agreements between them, such as any conflict that may arise between any director, executive officer or employee of MOSCOM who also serves as a director of the Company. If such a conflict were to arise, the inability of the Company to operate free from the influence of MOSCOM could have a material adverse effect on the Company's business, financial conditions and results of operations.

POTENTIAL FLUCTUATIONS IN QUARTERLY RESULTS

   The Company's future revenues and operating results are uncertain and may fluctuate from quarter to quarter and from year to year due to a combination of factors, including the timing of capital expenditures, demand for the Company's products, the volume and timing of orders and the ability to fulfill orders, the level of product and price competition, promotional discounts, the expansion of the Company's sales and marketing organization, the Company's ability to develop new and enhanced products, the type of distribution channels through which products are sold, the mix of products and services sold and general economic factors.

UNCERTAINTIES REGARDING FUTURE CAPITAL REQUIREMENTS; ABSENCE OF MOSCOM
FUNDING

   For at least the last three years, the Company has operated and, is currently operating at a loss. The Company's working capital requirements and cash flow provided by its operating activities are likely to vary greatly from quarter to quarter, depending on the volume of production, the timing of deliveries, the buildup of inventories, and the payment terms offered to customers. In the past, the Company's working capital needs have been met by MOSCOM. However, MOSCOM will no longer be providing funds to finance the Company's operations after the earlier of March 31, 1997 or the consummation of a debt or equity financing by the Company of at least $10 million. The Company expects that its existing capital resources, together with the net proceeds of this offering and the interest earned thereon, will be adequate to fund the Company's operations for at least the next two years. No assurance can be given that the Company would not consume an unexpected and significant amount of its available resources. The Company's future capital requirements and the adequacy of available funds will depend on numerous factors, including the successful commercialization of its voice verification and speech recognition technologies, progress in its product development efforts, the magnitude and scope of such efforts, the development of effective sales and marketing activities, the cost of filing, prosecuting, defending and enforcing patent claims and other intellectual property rights, competing technological and market developments and the development of strategic alliances for the marketing of its applications. To the extent that funds generated from the Company's operations, together with its existing capital resources and the net proceeds of this offering and the interest earned thereon, are insufficient to meet current or planned operating requirements, the Company will be required to obtain additional funds through equity or debt financing, strategic alliances with corporate partners and others or through other sources. If additional funds are raised through the issuance of equity securities, the net tangible book value per share of the Common Stock may decrease, the percentage ownership of then current shareholders of the Company may be diluted and such equity securities may have rights, preferences or privileges senior to those of the holders of Common Stock. The Company does not have any committed sources of additional financing, and there can be no assurance that additional funding, if necessary, will be available on commercially reasonable terms, if at all. If adequate funds are not available on terms acceptable to the Company, the Company may be required to delay, scale back or eliminate certain aspects of its operations or attempt to obtain funds through arrangements with collaborative partners or others that may require the Company to relinquish rights to certain of its technologies, products or potential markets. If adequate funds are not available, the Company's business, financial condition and results of operations would be materially and adversely affected. See "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

NO ASSURANCE OF COMMERCIALIZATION OF PRODUCTS UNDER DEVELOPMENT

   The Company's business strategy is initially dependent upon the continued development and commercialization of voice verification products, particularly for banks and other financial institutions. The Company is involved in development efforts with regard to a number of potential products. There are a number of technological challenges that the Company must successfully address to complete its development efforts. Product development involves a high degree of risk, and returns on the Company's investment are dependent upon successful development and commercialization of such products. Some of the Company's products based on the Company's voice verification and speech recognition technologies will require significant additional research and development. There can be no assurance that any of the products currently being developed by the Company, or those to be developed in the future by the Company, will be technologically feasible, commercially viable or will gain market acceptance or that such development will be completed at all.

   The development of the Company's technologies and the applications of such technologies by its customers have required, and will continue to require, significant technical innovations. In many cases, the Company must adapt its products to meet the specific requirements of the customers' hardware or software in which it is to be integrated. The adaptation process can be time-consuming and costly to both the Company and its customers, and the quality and resulting market acceptance of the end product will depend, to a substantial extent, upon the success of such adaptation. There can be no assurance that the Company will be successful in developing new products or enhancing the performance of its existing products on a timely basis or within budget, if at all. Any such failure could materially and adversely affect the Company's business, financial condition and results of operations.

EARLY STAGE OF MARKET DEVELOPMENT; UNCERTAINTY OF MARKET ACCEPTANCE

   The market for voice verification and speech recognition products is relatively new and at an early stage of development. To date, the Company's voice verification and speech recognition technologies have only been incorporated in commercially available products on a limited basis, primarily in applications relating to telecommunications. Acceptance of these technologies on a commercial basis (other than telecommunications applications) will be dependent upon the development of the voice verification and speech recognition markets, the performance and price of the Company's and its customers' products and customer reaction to these products. The development of the voice verification and speech recognition market will be dependent in part upon the growth of third-party applications incorporating voice verification and speech recognition technologies and demand for new applications, the ability of speech technology to meet and adapt to these needs, and the continuing price and performance improvements in hardware and software technologies that will reduce the cost and increase the performance of products incorporating voice verification and speech recognition technologies. There can be no assurance that the voice verification and speech recognition market will develop further. The Company's success depends upon the widespread acceptance of biometrics (the measurement of human physical characteristics to confirm identity) as a useful and cost-effective method to supplement conventional methods of transactional, data and physical access security. There can be no assurance that the business community will accept the use of biometrics. Furthermore, the Company's growth and success will depend upon market acceptance of the Company's voice verification and speech recognition technologies as useful and cost-effective alternatives to other biometric security methods such as fingerprinting or retina scanning. Failure of the Company's voice verification and/or speech recognition technologies to achieve market acceptance would have a material adverse effect on the Company's business, financial condition and results of operations.

PRODUCT RELIABILITY

   Most customer applications incorporating the Company's technologies are being developed or have only been introduced to the market over the past three years. As a result of the limited period of use and the controlled environment in which many of the Company's technologies have been tested and used to date, there can be no assurance that they will meet their performance specifications under all conditions or for all applications. If any of the Company's technologies fails to meet such expectations, the Company may be required to enhance or improve that technology, and there can be no assurance that the Company would be able to do so on a timely basis, if at all. Introduction by the Company of products with reliability, quality or compatibility problems could result in reduced orders, uncollectible accounts receivable, delays in collecting accounts receivable and additional costs. There can be no assurance that, despite testing by the Company or by its customers, errors will not be found in the Company's products after commencement of commercial deployment, resulting in product redevelopment costs and loss of, or delay in, market acceptance. In addition, there can be no assurance that the Company will not experience in the future significant product returns or that the Company will not be required to upgrade customer equipment in order to accommodate the Company's products. Any product defects could subject the Company to warranty or product liability claims. Any such event could have a material adverse effect on the Company's business, financial condition or results of operations.

RELIANCE ON SALES OF VOICE VERIFICATION PRODUCTS

   To date, the Company's revenues from voice verification products have been limited. Sales of the Company's voice verification products are expected to account for a substantial portion of the Company's revenues for the foreseeable future. The balance of the revenues is likely to be derived from license fees earned as a result of the sale by MOSCOM of speech recognition products into the telecommunications marketplace. Accordingly, the Company's business and results of operations are dependent on sales of voice verification products, and the failure to generate or any decrease in sales of voice verification products would have a material adverse effect on the Company. The Company's future performance will depend in significant part on the successful development, introduction, marketing and customer acceptance of voice verification products. See "Business -- The Votan Solution."

COMPETITION; ALTERNATIVE TECHNOLOGIES

   The voice verification and speech recognition industry is subject to intense competition. The Company's competitors and potential competitors in the United States and abroad are numerous and include, among others, Apple Computer, Inc., AT&T Corp. ("AT&T"), Berkley Speech Technologies Inc., Dragon Systems, Inc., the DSP Group, International Business Machines Corporation ("IBM"), ITT Aerospace Communications ("ITT"), Lernout & Hauspie Speech Products N.V., Lucent Technologies, Inc., Microsoft Corporation, NEC Corp., Nuance Communications, Siemens AG, Speech Systems, Inc.,

Texas Instruments Corporation ("Texas Instruments"), Veritel Corporation ("Veritel"), Voice Control Systems, Inc. ("Voice Control Systems") and Voice Processing Corporation. While all of the foregoing competitors participate in the speech recognition market, currently only ITT, Texas Instruments, Veritel, Voice Control Systems and Voice Processing Corporation compete with the Company in the voice verification market. In addition, the Company is likely to become subject to competition in the verification marketplace from companies which produce or are developing biometric identification products, such as fingerprint matching, retina pattern matching and signature analysis, as well as companies which market or develop traditional key, card and surveillance systems. Existing and potential competitors may be able to develop technologies that are as effective as, or more effective or easier to use than those offered by the Company, which would render the Company's technologies noncompetitive or obsolete. Moreover, many of the Company's existing and potential competitors have substantially greater financial, marketing, sales, distribution and technological resources than the Company. Such existing and potential competitors may also enjoy substantial advantages over the Company in terms of research and development expertise, manufacturing efficiency, name recognition, sales and marketing expertise and distribution channels. In addition, current and potential competitors have established or may establish cooperative relationships among themselves or with third parties to increase the abilities of their speech technology products to address the needs of the Company's prospective customers. Accordingly, it is possible that new competitors may emerge and rapidly acquire significant market share. There can be no assurance that the Company will be able to compete successfully against current or future competitors or that competition will not have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Competition."

RAPID TECHNOLOGICAL CHANGES MAY ADVERSELY AFFECT THE COMPANY

   The voice verification and speech recognition market in which the Company operates is characterized by rapid technological change. The development of new technology by the Company's competitors may render the Company's technologies obsolete. Competition in the field of voice verification and speech recognition is based largely on technological superiority. Accordingly, the success of the Company will depend upon its ability to continually enhance its current technologies, to develop and introduce new products that keep pace with technological developments and to timely address the changing needs of the marketplace. There can be no assurance that the Company's research and development activities will result in the successful development of new technologies and products or the enhancement of existing technologies and products. In addition, there can be no assurance that the introduction of products, services or technological developments by others will not have a material adverse effect on the Company's operations. See "Business -- Industry Background" and "--Products and Development."

DEPENDENCE ON SALES BY THIRD PARTIES; DEVELOPMENT OF MARKETING AND SALES ORGANIZATION

   The Company has limited experience in marketing its products and technologies directly to end-users. Although the Company's initial focus is on direct sales of its voice verification products, a significant portion of the Company's revenues may be dependent upon the ability of systems integrators, VARs and OEMs to develop and sell systems that utilize the Company's technologies. Factors that adversely affect the revenues of the Company's systems integrator, VAR and OEM customers, such as economic conditions, patent positions, their technology and other marketing restrictions, may have a substantial impact upon the Company's financial results. No assurance can be given that VAR, OEM and systems integrator customers will use the Company as a supplier of voice verification and speech recognition technologies, that they will give the sale of the Company's products or other products utilizing the Company's technologies adequate priority or that customers of the Company will not experience financial or other difficulties that could adversely affect their revenues and, in turn, the business, results of operations and financial condition of the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business --Sales and Marketing."

DEPENDENCE ON THIRD-PARTY MANUFACTURERS

   The Company does not own or control any manufacturing facilities, does not manufacture component parts for its products and has no current plans to acquire such facilities or produce such

APITAL PRINTING SYSTEMS]
components. The Company contracts with third-party suppliers to manufacture its products and will continue to depend upon such manufacturers in the future. The Company generally does not have long-term contracts with suppliers for the purchase and delivery of component parts or contractors for the assembly of its products.

   Certain key components of the Company's voice verification and speech recognition products are currently manufactured for the Company by various third-party contract manufacturers. In the event that the Company is unable to obtain sufficient quantities of such components on commercially reasonable terms, or in a timely manner, the Company will not be able to manufacture its products on a timely and cost-competitive basis, which would have a material adverse effect on the Company's business, financial condition and results of operations. See "Business --Manufacturing." The loss of any one supplier or an inability of suppliers to provide the Company with the required quantity or quality of products could have a material adverse effect on the Company's business, financial condition and results of operations, until such time as an alternate source of supply for such products is found. Although the Company believes that it can obtain contracts with suppliers that will satisfy the Company's quality requirements and production schedules at a price that is acceptable to the Company, no assurance can be given that it will be successful in obtaining acceptable contracts. See "Business
- --Manufacturing."

   All quality assurance and testing of the Company's products will, for the foreseeable future, be conducted by MOSCOM. MOSCOM will also handle the final packaging and shipping of products. See "Certain Transactions -- MOSCOM Relationship." Accordingly, the Company will be dependent upon MOSCOM to cost-effectively and efficiently handle its production needs until such time as the Company can develop its own operations or identify other third-party service providers. The failure of MOSCOM to provide its services to the Company in an efficient and cost-effective manner would have a material adverse effect upon the Company's business, results of operations and financial condition.

UNCERTAINTY REGARDING PATENTS AND PROPRIETARY RIGHTS

   The Company's success will depend in part on its ability to obtain and maintain patent protection for its technologies, products and processes, preserve its trade secrets and operate without infringing the proprietary rights of other parties. Because of the substantial length of time and expense associated with bringing new products through development to the marketplace, the voice verification and speech recognition industry places considerable importance on obtaining and maintaining patent and trade secret protection for new technologies, products and processes. While the Company holds two patents for methods and apparatus relating to its proprietary algorithms, the Company relies primarily upon a combination of trademark, copyright, know-how and trade secrets and contractual restrictions to protect its intellectual property rights. The Company believes that such measures afford only limited protection and, accordingly, there can be no assurance that the steps taken by the Company to protect these proprietary rights will be adequate to prevent misappropriation of the technology or the independent development of similar technology by others. Despite the Company's efforts to protect its proprietary rights, unauthorized parties may attempt to copy aspects of the Company's products or to obtain and use information that the Company regards as proprietary. There can be no assurance that any patents issued or licensed to the Company will not be challenged and held to be invalid, or that present or future patents will provide commercially significant protection to the Company's present or future technologies, products or processes. In addition, there can be no assurance that others will not independently develop substantially equivalent proprietary information not covered by patents to which the Company owns rights or obtain access to the Company's know-how or that others will not be issued patents that may prevent the sale of one or more of the Company's technologies, or require licensing and the payment of significant fees or royalties by the Company to third parties in order to enable the Company to conduct its business. There can be no assurance that such licenses would be available or, if available, would be on terms acceptable to the Company or that the Company would be successful in any attempt to redesign its technologies, products or processes to avoid infringement. The Company's failure to obtain these licenses or to redesign its technologies, products or processes would have a material adverse effect on the Company's business, financial condition and results of operations.

   Legal standards relating to the scope of claims and the validity of patents relating to voice verification and speech recognition technologies and processes are still evolving, and no assurance can be given as to the degree of protection afforded by any patents issued to or licensed by the Company will not be infringed by the products of others. The Company has received a notice from a third party claiming broad patent protection in the voice processing area and alleging that certain of the Company's voice mail and voice processing products may infringe upon its patent. Based on advice of its patent counsel, the Company does not believe that any of its products infringes upon the cited third-party patent, and if necessary, the Company intends to vigorously defend its position. However, the Company may not be able to successfully defend against the claimed infringement. There can be no assurance that the Company will not be subject to other claims that its technologies or products infringe upon the patents or proprietary rights of third parties. Defense and prosecution of patent claims can be expensive and time-consuming, regardless of whether the outcome is favorable to the Company, and can result in the diversion of substantial financial, management and other resources from the Company's other activities. An adverse outcome could subject the Company to significant liability to third parties, require the Company to obtain licenses from third parties or require the Company to cease any related research and development activities or product sales. In addition, the laws of certain countries may not protect the Company's intellectual property rights to the same extent that such rights are protected in the United States.

   The Company's success is also dependent upon the skill, knowledge and experience of its scientific and technical personnel. To help protect its rights, the Company requires all employees, consultants, advisors and collaborators to enter into confidentiality agreements that prohibit the disclosure of confidential information to anyone outside the Company, and in most cases, assignment to the Company of their ideas, developments, discoveries and inventions. There can be no assurance, however, that these agreements will provide adequate protection for the Company's trade secrets, know-how or other proprietary information in the event of any unauthorized use or disclosure. See "Business -- Proprietary Rights."

INTERNATIONAL SALES AND OPERATIONS RISKS

   The Company plans to sell applications based on its voice verification and speech recognition technologies to customers both in the United States and internationally. International sales and operations may be limited or disrupted by the imposition of government controls, the need for government certification of products connecting to telephone networks, political instability, trade restrictions, changes in tariffs or difficulties in staffing and managing international operations. Additionally, the Company's business, financial condition and results of operations may be adversely affected by fluctuations in currency exchange rates as well as increases in duty rates and difficulties in obtaining required licenses and permits. To date, the Company has not engaged in exchange rate hedging activities to reduce the risks of such fluctuations. In addition to the usual risks associated with foreign sales (such as currency fluctuations and restrictions, inflation, export-import regulations, customs matters, foreign collection problems, and military, political and transportation risks), the sale of voice technologies in foreign countries involves additional governmental regulation, necessary product adaptations to local languages and switching systems and uncertainties arising from local business practices and cultural considerations. There can be no assurance that the Company will be able to successfully commercialize its voice verification and speech recognition technologies or any future applications in any foreign market. See "Business -- Sales and Marketing."

NO PRIOR PUBLIC MARKET FOR COMMON STOCK; POSSIBLE VOLATILITY OF STOCK PRICE

   Prior to this offering, there has been no public market for the Common Stock. There can be no assurance that an active public market for the Common Stock will develop or be sustained after this offering or that the market price for the Common Stock will not drop below the initial public offering price. The initial public offering price will be determined by negotiations among the Company, the Selling Stockholder and the Underwriters and is not necessarily indicative of the market price at which the Common Stock of the Company will trade after this offering. See "Underwriting." The market price of the shares of Common Stock, like that of the common stock of many of the Company's competitors, is likely to be highly volatile. Factors such as announcements of technological innovations or new products by the Company or its competitors, developments or disputes concerning patent or other proprietary rights of the Company or its competitors, litigation, fluctuations in the Company's operating results, changes in analysts' earnings estimates, developments in the financial markets and market conditions for voice verification and/or speech recognition stocks in general could have a significant impact on the future price of the Common Stock. In addition, the stock market, especially with regard to technology issues, has experienced from time to time extreme price and volume fluctuations that may be unrelated to the operating performance of particular companies.

SHARES ELIGIBLE FOR FUTURE SALE

   Sales of substantial amounts of the Company's Common Stock after this offering or the prospect of such sales could adversely affect the market price of the Common Stock and the Company's ability to raise any necessary capital to fund its future operations. The number of shares of Common Stock available for sale in the public market is limited by restrictions under the Securities Act of 1933, as amended (the "Securities Act"), and a lockup agreement (the "Lockup") under which the Company and MOSCOM have agreed for a period of one year after the date of this Prospectus not to, without the prior written consent of Ladenburg, Thalmann & Co. Inc., on behalf of the Representatives, directly or indirectly, offer, pledge, sell, contract to sell, transfer or otherwise dispose of any shares of Common Stock or any securities convertible into, or exchangeable or exercisable for, shares of Common Stock. In their sole discretion and at any time without notice, the Representatives may release all or any portion of the shares subject to the Lockup. Of the 6,880,000 shares of Common Stock that will be outstanding after this offering, the 2,750,000 shares sold in this offering will be freely tradeable without restriction or further registration under the Securities Act. In addition, subject to the Lockup, shares owned by "affiliates" of the Company, as that term is defined in Rule 144 under the Securities Act ("Affiliates"), may generally be sold in compliance with the applicable provisions of Rule 144. The Company intends to register all the shares of Common Stock reserved for issuance under the Company's Stock Option Plan following the date of this Prospectus. The Company has reserved 825,000 shares of Common Stock for issuance under the Company's Stock Option Plan.

   Upon completion of this offering, the Company has agreed to issue to (i) the Representatives warrants covering an aggregate of 275,000 shares of Common Stock exercisable for a four-year period commencing one year from the date of this offering, at an exercise price equal to 120% of the public offering price and (ii) Grady & Hatch, Inc. warrants covering an aggregate of 55,000 shares of Common Stock, exercisable for a four-year period commencing one year from the date of this offering, at an exercise price equal to 120% of the public offering price. The Company has agreed to grant certain demand and piggyback registration rights to the holders of these warrants. The existence or exercise of these warrants could adversely affect the Company's ability to raise additional financing at a time when it may be advantageous to do so. See "Shares Eligible for Future Sale" and "Underwriting."

ANTITAKEOVER CONSIDERATIONS

   The Company's Board of Directors has the authority, without further action by the stockholders, to issue from time to time, up to 100,000 shares of Preferred Stock in one or more classes or series, and to fix the rights and preferences of such Preferred Stock. The Company is subject to provisions of Delaware corporate law that, subject to certain exceptions, will prohibit the Company from engaging in any "business combination" with a person who, together with affiliates and associates, owns 15% or more of the Company's Common Stock (an "Interested Stockholder") for a period of three years following the date that such person became an Interested Stockholder, unless the business combination is approved in a prescribed manner. These provisions of Delaware law and of the Company's Certificate of Incorporation, as well as MOSCOM's majority ownership of the Company, may have the effect of delaying, deterring or preventing a change in the control of the Company and may discourage bids for the Common Stock at a premium over market price, and may adversely affect the market price and the voting and other rights of the holders of the Common Stock. See "Description of Capital Stock."

NO SPECIFIC USE OF PROCEEDS

   As of the date of this Prospectus, the Company has no specific plans to use the net proceeds from this offering other than for expansion of sales and marketing activities, research and development, reimbursement of MOSCOM for certain formation-related expenses and general corporate purposes.

Accordingly, the Company's management will retain broad discretion as to the allocation of a substantial portion of the net proceeds from this offering. Pending application, the Company intends to invest the net proceeds in investment grade, interest-bearing securities. See "Use of Proceeds."

IMMEDIATE AND SUBSTANTIAL DILUTION

   Purchasers of shares of Common Stock in this offering will incur immediate and substantial dilution in the pro forma net tangible book value per share from the initial public offering price. In addition, investors purchasing shares in this offering will incur additional dilution to the extent that stock options (whether currently outstanding or subsequently issued or granted) are exercised. See "Dilution."

LACK OF DIVIDENDS

   The Company currently intends to retain all earnings, if any, for future growth and, therefore, does not intend to pay cash dividends on its Common Stock in the foreseeable future. See "Dividend Policy."

                               USE OF PROCEEDS

   The net proceeds to the Company from the sale of the 1,380,000 shares of Common Stock offered by the Company are estimated to be approximately $13.3 million based upon an assumed initial public offering price of $11.00 per share of Common Stock and after deducting the estimated underwriting discount and estimated offering expenses payable by the Company.

   The Company expects to use the net proceeds for expansion of sales and marketing activities, research and development and general corporate purposes. The Company has also agreed to reimburse MOSCOM for certain expenses related to the formation of the Company and related matters in an amount not to exceed $200,000. See "Certain Transactions--MOSCOM Relationship." Management of the Company will have broad discretion over the application of such net proceeds. Although it is possible that the Company might acquire complementary businesses or technologies, the Company has no current plans for any acquisitions and no such acquisitions are being negotiated as of the date of this Prospectus. The Company expects that its existing capital resources, together with the net proceeds from this offering and the interest earned thereon, will be adequate to fund its capital requirements for at least the next two years. Pending application, the Company intends to invest the net proceeds from this offering in investment grade, interest-bearing instruments. See "Risk Factors --Uncertainties Regarding Future Capital Requirements; Absence of MOSCOM Funding" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

                               DIVIDEND POLICY

   The Board of Directors intends to retain any earnings of the Company to support operations and does not anticipate declaring or paying cash or other dividends on its Common Stock in the foreseeable future. The declaration of dividends, cash or otherwise, is subject to the discretion of the Company's Board of Directors and will depend on a number of factors, including the cash position, earnings, financial position and anticipated financial requirements of the Company and other factors deemed relevant by the Board of Directors.

                                CAPITALIZATION

   The following table sets forth the capitalization of the Company as of March 31, 1996 (i) to give effect to the capitalization of the Company and to reflect the 5,500-to-1 stock split of the Common Stock to be effected prior to the effective date of the Registration Statement of which this Prospectus is part and (ii) as adjusted to give effect to the sale of the Common Stock offered hereby at an assumed initial public offering price of $11.00 per share, and the application of the estimated net proceeds therefrom.

                                                                   MARCH 31, 1996
                                                             ------------------------
                                                                ACTUAL    AS ADJUSTED
                                                             ----------  ------------
Stockholders' Equity:
Preferred stock, $0.01 par value, 100,000 shares
 authorized,
 none issued and outstanding ...............................         --            --
Common stock, $0.01 par value, 10,000,000 shares
 authorized, 5,500,000 shares issued and outstanding, pro
 forma and 6,880,000 shares issued and outstanding, as
 adjusted (1) ..............................................   $ 55,000   $    68,800
Capital in excess of par value .............................    152,000    13,479,700
                                                             ----------  ------------
Total ......................................................   $207,000   $13,548,500
                                                             ==========  ============

- ------------
(1) Excludes 825,000 shares issuable under the Company's Stock Option Plan adopted in June 1996; 275,000 shares reserved for issuance upon the exercise of the Representatives' Warrants and 55,000 shares reserved for issuance upon the exercise of the G & H Warrants. See "Management -- Stock Option Plan," "Description of Capital Stock" and "Underwriting."

                                   DILUTION

   The net tangible book value of the Company as of March 31, 1996 was approximately $(59,000) or approximately $(0.01) per share. After giving effect to the sale by the Company of the 1,380,000 shares of Common Stock offered hereby (assuming an initial public offering price of $11.00 per share) and the application of the estimated net proceeds therefrom, as set forth in "Use of Proceeds," the as adjusted net tangible book value of the Company as of March 31, 1996 would have been approximately $13.3 million, or approximately $1.93 per share. This represents an immediate increase in net tangible book value of $1.94 per share to existing stockholders and an immediate dilution of $9.07 per share to new investors purchasing shares in this offering. The following table illustrates the dilution on a per share basis:

 Assumed initial public offering price per share (1) .....................             $11.00
 Net tangible book value before this offering (2) .......................   $(0.01)
 Increase attributable to the sale of shares to new investors (3)  ......     1.94
                                                                          ---------
Pro forma net tangible book value after this offering (3)  ..............                1.93
                                                                                     --------
Dilution in net tangible book value of Common Stock to new investors (3)               $ 9.07
                                                                                     ========

- ------------
(1) Before deduction of underwriting discounts and commissions and estimated offering expenses payable by the Company.

(2) Net tangible book value per share is determined by dividing the net tangible book value of the Company (tangible assets less liabilities) by the number of shares of Common Stock outstanding.

(3) After deduction of underwriting discounts and commissions and estimated offering expenses payable by the Company.

   The following table sets forth (i) the number of shares of Common Stock purchased from the Company, (ii) the total consideration and the average price per share contributed by the existing stockholder, based on the Company's book value at March 31, 1996, and (iii) the total consideration and the average price per share paid by new investors. The following computations do not reflect the sale of shares of Common Stock by the Selling Stockholder.

                           SHARES PURCHASED       TOTAL CONSIDERATION      AVERAGE PRICE
                       ----------------------  ------------------------      PER SHARE
                          NUMBER      PERCENT      AMOUNT       PERCENT
                       -----------  ---------  -------------  ---------  ---------------
Existing stockholder     5,500,000      79.9%    $   207,000       1.3%       $ 0.04
New Investors ........   1,380,000      20.1      15,180,000      98.7        $11.00
                       -----------  ---------  -------------  ---------
    Total ............   6,880,000     100.0%    $15,387,000     100.0%
                       ===========  =========  =============  =========

                           SELECTED FINANCIAL DATA

   The selected financial data presented below for each of the three years ended December 31, 1995 have been derived from the Financial Statements of the Company, which have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report included elsewhere in this Prospectus. The selected financial data as of and for the year ended December 31, 1992 and as of and for the period ended December 31, 1991 have been derived from unaudited financial statements of the Company not included in this Prospectus. The selected statement of operations data for the three months ended March 31, 1995 and 1996 and the selected balance sheet data as of March 31, 1996 have been derived from unaudited financial statements of the Company that, in the opinion of management, include all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the results of operations for these periods in accordance with generally accepted accounting principles. The results for interim periods are not indicative of the results for the full year. The selected financial data set forth below should be read in conjunction with the Financial Statements and related Notes thereto and with Management's Discussion and Analysis of Financial Condition and Results of Operations appearing elsewhere in this Prospectus.

   The historical financial information may not be indicative of the Company's future performance and does not necessarily reflect what the financial position and results of operations of the Company would have been had the Company operated as a separate, stand-alone entity during the periods covered. See "Risk Factors -- Recent Organization; Absence of Operating History as an Independent Business; Limited Relevance of Historical Financial Information."

                           SELECTED FINANCIAL DATA
                    (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                               THREE MONTHS ENDED
                                                        YEAR ENDED DECEMBER 31,                     MARCH 31,
                                         ---------------------------------------------------  -------------------
                                          1991 (1)    1992      1993       1994       1995       1995      1996
                                         --------  --------  --------  ----------  ---------  --------  ---------
                                             (UNAUDITED)                 (AUDITED)                 (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Sales ..................................    $506     $  483    $  517    $   593     $  572     $  41     $   56
Cost of sales ..........................     192        204       307        305        329        76         49
                                         --------  --------  --------  ----------  ---------  --------  ---------
Gross profit (loss) ....................     314        279       210        288        243       (35)         7
Operating expenses:
 Engineering and software development,
  net ..................................      93        265       342        579        424       114        111
 Sales and marketing ...................     108        239       223        293        323        47         40
 General and administrative ............     130        510       490        418        386        83         82
                                         --------  --------  --------  ----------  ---------  --------  ---------
Total operating expenses ...............     331      1,014     1,055      1,290      1,133       244        233
                                         --------  --------  --------  ----------  ---------  --------  ---------
Loss from operations ...................     (17)      (735)     (845)    (1,002)      (890)     (279)      (226)
Provision for taxes ....................      --         --         1          1          1        --         --
                                         --------  --------  --------  ----------  ---------  --------  ---------
Net loss ...............................    $(17)    $ (735)   $ (846)   $(1,003)    $ (891)    $(279)    $ (226)
                                         ========  ========  ========  ==========  =========  ========  =========
Net loss per share (2) .................                                             $(0.16)              $(0.04)
                                                                                   =========            =========
Weighted average shares outstanding (3)                                               5,500                5,500
                                                                                   =========            =========

                                            DECEMBER 31,
                           ---------------------------------------------    MARCH 31,
                             1991     1992      1993     1994      1995       1996
                           ------  --------  --------  -------  --------  -----------
                              (UNAUDITED)              (AUDITED)           (UNAUDITED)

BALANCE SHEET DATA:
Working capital (deficit)    $127    $(133)    $(114)    $(94)    $(214)      $(120)
Total assets .............    555      458       704      613       342         408
Total liabilities ........    160      196       209      205       224         201
Total divisional equity  .    395      262       495      408       118         207

- ------------

(1) Prior to September 1, 1991, the business of the Company was owned by a predecessor private company. Accordingly, Statement of Operations Data for the eight-month period ended August 31, 1991 is not available and not presented. Statement of Operations Data includes the operations of the Company from September 1, 1991, the date of acquisition by MOSCOM, to December 31, 1991.

(2) Pursuant to Securities and Exchange Commission requirements, losses per share of the Company are presented on a pro forma basis for the most recent year presented and the most recent interim period presented.

(3) Gives retroactive effect to the capitalization of the Company and reflects the anticipated 5,500-to-1 stock split of the Common Stock to be effected prior to the consummation of this offering.

              MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                     CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

   The Company's business and operations were acquired by MOSCOM in 1991 from a predecessor company that had been engaged in voice verification and speech recognition research and development since its inception in 1979. The Company has, until recently, conducted its business and operations as the Votan division of MOSCOM and is currently a wholly owned subsidiary of MOSCOM. In June 1996, MOSCOM transferred substantially all of the voice verification and speech recognition business, operations (including research and development), assets and associated liabilities of its Votan division to the Company. Accordingly, the Company has no independent operating history upon which an evaluation of the Company and its prospects can be based. After this offering, the Company will continue to be a subsidiary of MOSCOM, but will operate as a separate, stand-alone business. See "Certain Transactions -- MOSCOM Relationship."

   Since its acquisition by MOSCOM through March 31, 1996, Votan has accumulated net losses from operations in an amount equal to approximately $3.7 million and has incurred negative cash flows, which have been funded by MOSCOM. Sales have been generated from a limited number of products and research and development expenses have substantially contributed to these operating losses. The Company expects to generate additional losses at least through 1996, as it continues to expend substantial resources in establishing and expanding its sales and marketing activities, research and development and building its separate corporate infrastructure. There can be no assurance that significant revenues or profitability will ever be achieved.

   The Company's future revenues and operating results are uncertain and may fluctuate from quarter to quarter and from year to year due to a combination of factors, including the timing of capital expenditures, demand for the Company's products, the volume and timing of orders and the ability to fulfill orders, the level of product and price competition, promotional discounts, the expansion of the Company's sales and marketing organization, its ability to develop new and enhanced products, the type of distribution channels through which products are sold, the mix of products and services sold, and general economic factors.

   The Company's working capital requirements and cash flow provided by its operating activities are likely to vary greatly from quarter to quarter, depending on the volume of production, the timing of deliveries and the payment terms offered to customers. In the past, the Company's working capital needs have been met by MOSCOM. However, MOSCOM will no longer be providing funds to finance the Company's operations, and except as otherwise described in this Prospectus, MOSCOM has no obligation to provide financial or management assistance to the Company and has no plans to do so. The Company and MOSCOM have entered into certain agreements providing for the Formation and governing various interim and ongoing relationships between and among the two companies. See "Certain Transactions -- MOSCOM Relationship."

   The financial information included herein does not necessarily reflect the results of operations, financial position and cash flows of the Company in the future or what the results of operations, financial position and cash flows would have been had the Company been a separate, stand-alone entity during the periods presented. The financial information included herein does not reflect the many significant changes that will occur in the funding and future operations of the Company as a result of the Formation and this offering. The financial information contained herein does not reflect the sales of the Company's products as part of products and systems sold by MOSCOM. In the future, the sale of the Company's products by MOSCOM will result in royalties payable by MOSCOM to Votan pursuant to the terms of the agreements governing the ongoing relationship between the two companies. See "Certain Transactions -- MOSCOM Relationship." The financial information contained herein does not reflect any revenues resulting from such royalties.

   Historically, the Company's products have been sold to a limited number of customers. In the years ended December 31, 1993, 1994 and 1995 and the three-month period ended March 31, 1996, the

Company made significant sales to only six, five, six and three customers, respectively. In most cases, the customers are not recurring customers which are expected to purchase substantial quantities of the Company's products in the future. Accordingly, the Company does not have a substantial customer base of its own to which it can market its new products. The inability of the Company to develop a broad or substantial customer base in the future would have a material adverse effect on its business, financial condition and results of operations.

   The Company's product sales have consisted mostly of the sale of computer boards to third parties that have added application software to meet their requirements or those of the ultimate end-user. The Company plans to shift its strategy to place greater emphasis on the delivery of complete end-user solutions. This is expected to result in larger per transaction sales, the timing of which would have a material effect on the reported results of operations from period to period. Moreover, the inability of the Company to successfully implement this new strategy would have a material adverse effect on the business, results of operations and financial condition of the Company.

   In the past, the Company's sales have resulted primarily from sales of the Company's boards, as stand-alone products, to VARs, OEMs and systems integrators. After the consummation of this offering, the Company intends to substantially expand its sales and marketing organization in order to increase the direct sales of its products as a fully integrated systems solution. This shift in the Company's marketing strategy is likely to result in greater fluctuations in quarterly sales due to a number of factors, including greater expenditures in its sales and marketing efforts, higher pricing on systems (as opposed to stand-alone boards), additional expenses associated with a more expansive direct sales and marketing organization, as well as higher general and administrative expenses attendant to the foregoing and resulting from it being a publicly traded Company.

   In addition, the Company intends to continue to expend substantial resources on its engineering and software development efforts in order to continue the improvement and enhancement of its core technologies, as well as the development of its next generation auditory-based technologies. These expenditures are likely to materially differ from previous levels of spending reflected in the historical financial information included herein. Moreover, such expenditures are likely to contribute significantly to greater fluctuations in the Company's quarterly results of operations.

   This Prospectus contains certain statements of a forward-looking nature relating to future events or the future financial performance of the Company. Prospective investors are cautioned that such statements are only predictions and that actual events or results may differ materially. In evaluating such statements, prospective investors should specifically consider the various factors identified in this Prospectus, including the matters set forth under the caption "Risk Factors," which could cause actual results to differ materially from those indicated by such forward-looking statements.

RESULTS OF OPERATIONS

QUARTERS ENDED MARCH 31, 1996 AND 1995

   Sales increased from $41,000 for the quarter ended March 31, 1995 to $56,000 for the quarter ended March 31, 1996. The increase was primarily due to higher sales of the Company's older generation board resulting from various sales incentives.

   Gross profit increased from a gross loss of $35,000 for the quarter ended March 31, 1995 to a gross profit of $7,000 for the quarter ended March 31, 1996. The increase in gross profit was primarily due to lower amortization of software development costs relating to the Company's VoiceLock product which was fully amortized as of June 1995.

   Engineering and software development expenses, net, decreased from $114,000 for the quarter ended March 31, 1995 to $111,000 for the quarter ended March 31, 1996, net of amount capitalized of $31,000 for the quarter ended March 31, 1996. The capitalized amount in the quarter ended March 31, 1996 related to enhancements to the Company's new generation board.

   Selling and marketing expenses decreased from $47,000 for the quarter ended March 31, 1995 to $40,000 for the quarter ended March 31, 1996 due to the absence of sales commissions resulting from a shift from international to domestic sales.

   General and administrative expenses decreased from $83,000 for the quarter ended March 31, 1995 to $82,000 for the quarter ended March 31, 1996.

YEARS ENDED DECEMBER 31, 1995 AND 1994

   Sales decreased from $593,000 for the year ended December 31, 1994 to $572,000 for the year ended December 31, 1995. This decrease was primarily due to a substantial decrease in sales of the Company's speech recognition boards, partially offset by a one-time sale in the aggregate amount of $320,000 of the Company's Call Router systems to Siemens AG for a major department store customer in Germany. The decrease in the sale of the Company's speech recognition boards resulted primarily from a decrease in sales of boards sold directly by Votan in 1994, but in 1995 were incorporated into a MOSCOM application sold by MOSCOM to Siemens AG.

   Gross profit decreased from $288,000 for the year ended December 31, 1994 to $243,000 for the year ended December 31, 1995. The decrease in gross profit resulted primarily from lower sales (as discussed above) and higher amortization expenses incurred during the year ended December 31, 1995 related to the introduction of the Company's new generation board which was released in the third quarter of 1994.

   Engineering and software development expenses, net, decreased from $579,000 for the year ended December 31, 1994 to $424,000 for the year ended December 31, 1995, net of amounts capitalized of $104,000 and $51,000, for the years ended December 31, 1994 and 1995, respectively. This decrease was primarily due to the fact that in 1995, following the release of its new generation boards, the Company shifted its emphasis from engineering and software development to product support and maintenance, while the development of applications utilizing the Company's technologies was undertaken by MOSCOM. Upon the consummation of this offering, Votan will undertake its own application development efforts.

   Selling and marketing expenses increased from $293,000 for the year ended December 31, 1994 to $323,000 for the year ended December 31, 1995. The increase was primarily due to greater selling expenses resulting from commissions due to MOSCOM's German subsidiary for sales and support services in connection with the sale of certain products, including the Company's Call Router systems to Siemens AG.

   General and administrative expenses decreased from $418,000 for the year ended December 31, 1994 to $386,000 for the year ended December 31, 1995. This decrease was primarily due to a reduction in the Company's facility costs resulting from the relocation of the Company's headquarters to a smaller and more cost-effective facility.

YEARS ENDED DECEMBER 31, 1994 AND 1993

   Sales increased from $517,000 for the year ended December 31, 1993 to $593,000 for the year ended December 31, 1994. This increase was primarily due to the sales of the Company's new generation board, released during the third quarter of 1994.

   Gross profit increased from $210,000 for the year ended December 31, 1993 to $288,000 for the year ended December 31, 1994. The increase in gross profit resulted from a combination of higher sales and lower manufacturing costs due to the utilization of various third-party contract manufacturers for the production of certain key components and assembly functions of the Company's newer version boards. These improvements were offset by higher amortization expenses related to the release of the Company's new generation board.

   Engineering and software development expenses, net, increased from $342,000 for the year ended December 31, 1993 to $579,000 for the year ended December 31, 1994, net of amounts capitalized of $308,000 and $104,000 for the years ended December 31, 1993 and 1994, respectively. This increase occurred during the first half of 1994 and was primarily due to the final development of the Company's new generation board and to a lesser extent the final development of the Company's VoiceBuilder for Windows products.

   Selling and marketing expenses increased from $223,000 for the year ended December 31, 1993 to $293,000 for the year ended December 31, 1994. The increase was primarily due to higher commissions due to higher sales levels of the Company's products and a shift in the mix of sales into international markets.

   General and administrative expenses decreased from $490,000 for the year ended December 31, 1993 to $418,000 for the year ended December 31, 1994. This decrease was primarily due to a decline in facility costs and travel expenses.

LIQUIDITY AND CAPITAL RESOURCES

   To date, the Company's capital resources have been met by capital infusions by MOSCOM. Net contributions from MOSCOM amounted to $1.1 million, $916,000, $601,000 and $315,000 for the years ended December 31, 1993, 1994 and 1995 and the three months ended March 31, 1996, respectively.

   MOSCOM has committed to continue to meet Votan's capital requirements until the earlier of March 31, 1997 or the completion of debt or equity financing by the Company of at least $10 million. MOSCOM has no further obligation to provide the Company with additional capital resources beyond such time. See "Certain Transactions -- MOSCOM Relationship."

   Votan believes that the net proceeds from this offering plus the Company's existing capital resources, together with the interest income thereon, will be sufficient to fund its operations for at least the next two years. The Company may attempt to establish a bank credit facility and equipment lease line to finance a portion of its working capital requirements and capital expenditures, however, the Company does not have any commitments or understandings pertaining to the foregoing at this time. The Company's future liquidity and capital requirements will depend upon the progress of the Company's engineering and software development programs and the expansion of its sales and marketing efforts. In addition, the Company's capital requirements will depend on, among other factors, the timely establishment of effective sales channels in the United States and internationally and the extent to which the Company's products gain market acceptance. Therefore, the Company cannot provide any assurances that it will not require additional financing during this time frame. If additional financing is necessary, the Company will seek to raise these funds through bank facilities or debt or equity offerings. There can be no assurance that such funds would be available on terms acceptable to the Company.

ACCOUNTING PRONOUNCEMENTS

   Effective on January 1, 1996, the Company adopted SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of." This standard requires the Company to review long-lived assets and certain identifiable intangibles held and used for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The adoption of this standard did not have a material impact on the Company's results of operations, financial condition or cash flows.

   In 1996, SFAS No. 123, "Accounting for Stock-Based Compensation," will be adopted by the Company. This standard establishes a fair value method for accounting for or disclosing stock-based compensation plans. This standard will be adopted in 1996 by disclosing the pro forma net income and earnings per share amounts assuming the fair value method was effective on January 1, 1995. The adoption of this standard will not affect the Company's results of operations, financial position or cash flows.

                                   BUSINESS

OVERVIEW

   Votan Corporation is a leading developer of advanced speech technologies utilized in voice verification and speech recognition applications. The Company's primary focus is the development of commercially feasible voice verification applications that address the growing demand for enhanced security of financial transactions, electronic databases and physical facilities. The Company's products are designed to verify the user's identity without the need for cumbersome or invasive procedures. Votan offers its customers either a standard or customized single vendor solution and integrates its voice verification and speech recognition software technology on a single proprietary board.

   The Company's voice verification technologies and products may be used in a variety of applications to authenticate the identity of a speaker by establishing a match between the speaker's speech patterns and previously stored templates. The Company's technologies consist of proprietary algorithms and patented methods and apparatus that are highly resistant to extraneous noise interference such as the electronic static of a telephone line, the clamor of a public area, such as a bank lobby or retail store, or unintended non-speech sounds made by the speaker. The ability of Votan's speech technologies to distinguish and ultimately ignore extraneous noises enables the Company's products to perform more accurately in noisy, uncontrolled environments and makes its products particularly suitable for a variety of real-world applications. In addition to its voice verification technologies, Votan has developed speech recognition technologies that have been utilized in a number of products for the telecommunications market. These speech recognition technologies complement the Company's voice verification products and applications.

   Votan's initial focus will be to market its voice verification technologies and products directly to banks and other financial institutions for use in a variety of applications, including bank teller verification, home banking, wire transfers, credit cards, smart cards and ATMs. The Company's voice verification technologies and products are designed to enhance the security of financial transactions and improve productivity by reducing the amount of time required to process a transaction. Votan's voice verification products have been developed and tested for a variety of applications but are still in early stages of commercialization. Currently, the Company is working with The Chase Manhattan Bank, N.A. on a pilot program utilizing the Company's voice verification products to authenticate the identity of customers prior to the consummation of a teller transaction. To date, over 8,000 customers have enrolled in the program. The Company also intends to actively market its voice verification technologies and products for computer network, electronic commerce, Internet and physical access applications.

   The Company's voice verification and speech recognition technologies have to date been incorporated into various products sold by MOSCOM Corporation, the sole stockholder of the Company, to numerous leading telecommunications systems providers, including Siemens AG, Lucent Technologies, Inc., a subsidiary of AT&T, and Alcatel SEL AG. These technologies are being used in a variety of telecommunications applications, particularly in international markets that do not utilize touch tone telephone systems and, therefore, must rely on speech recognition technologies to permit interactive telephonic services such as voice mail. The Company and MOSCOM have entered into certain agreements that will enable the Company to continue to market its products and technologies through MOSCOM's existing channels of distribution. See "Certain Transactions--MOSCOM Relationship."

   Votan's business and operations were acquired by MOSCOM in September 1991 from a predecessor company that had been engaged in voice verification and speech recognition development since its inception in 1979. The Company has, until recently, conducted its business and operations as the Votan division of MOSCOM. In June 1996, MOSCOM transferred substantially all of the voice verification and speech recognition business, operations (including research and development), assets and liabilities of the Votan division to the Company. After the consummation of this offering, MOSCOM will own approximately 60% of the outstanding shares of Common Stock of the Company (54% if the Underwriters' over-allotment option is exercised in full). As a result, MOSCOM will retain the voting power to elect all directors and to approve other matters required to be voted upon by the stockholders of the Company.

INDUSTRY BACKGROUND

   Speech is typically the most natural and convenient means of human communication. Due to the increasing availability of low-cost digital signal processors and microprocessors, many businesses are utilizing advanced speech technologies to create a more efficient and user-friendly interface with their customers.

   Voice verification and speech recognition technologies convert speech into digital electronic signals or voiceprint patterns. These patterns are compared by a computer processor to previously stored speech patterns to determine if a match exists and to recognize the utterance or, in the case of voice verification technologies, to ultimately verify the speaker's identity.

   While every voice verification and speech recognition system uses sample voiceprints derived from spectral input, there are major differences in how this information is processed. Some systems match "phonemes," which are fundamental sound elements that characterize speech. Spoken words may be represented by a sequence of phonemes, much as a written word is represented by a sequence of letters of the alphabet. The advantage of using phonemes is that large vocabularies may be constructed with a small number of phonemes. However, the disadvantage of using phonemes is that the recognition system for each language must also address the co-articulation effects or blending of the language's phonemes as they occur. An alternative to the use of phonemes is to pre-store "templates," which are voiceprint patterns for an entire word or phrase, on the recognition and verification system. The advantage of using word templates is that recognition accuracy is greatly improved and there is no language dependency. The entire word is learned as a single template, which automatically includes all internal co-articulation effects that modify the sound of phonemes.

   Speech recognition applications are generally divided into two major categories: speaker-dependent applications and speaker-independent applications. Speaker-dependent applications are designed to function with known speakers who have "trained" the device to recognize a particular set of commands by having recorded a voiceprint, or spectrogram, for the system. Speaker-dependent technologies or devices can accommodate a larger pre-recorded vocabulary with a greater degree of exactitude with respect to both the nature of the command and the identity of the speaker. Speaker-independent technologies recognize speech from any source since the technology is designed to recognize an utterance that "matches" the voiceprint template derived from a large and diverse sample of voiceprints (as opposed to speaker-dependent applications that utilize a particular individual's voiceprint). While speaker-independent technologies may be utilized in a wider variety of applications, they are typically limited to a small and fixed recognizable vocabulary and, more importantly, are not well suited for voice verification applications designed to authenticate a speaker's identity.

   Although both voice verification and speech recognition technologies use voiceprints to, respectively, recognize and identify spoken commands, the technical demands of each technology are fundamentally different. Generally, speaker-independent recognition systems are designed to accept and differentiate among a pre-defined set of spoken commands without regard to the identity of the speaker. On the other hand, speaker-dependent recognition and voice verification systems are designed to compare an oral utterance to a specific pre-recorded and stored utterance in order to authenticate the speaker's identity. Speaker-independent technologies are poorly suited for voice verification applications because they are based on algorithms which blend the spectral differences within a large pool of speakers in order to understand words spoken by a universal population. Consequently, speaker-dependent technologies are better suited for voice verification applications because the algorithms utilized in voice verification technologies are designed to focus on the unique characteristics of the speaker's voiceprint and to establish a match in order to verify the speaker's identity.

MARKET NEED FOR SPEECH RECOGNITION APPLICATIONS

   As a result of the decreased cost of computer processing hardware, the development of more advanced computer/telecommunications integration ("CTI") technologies and increased public familiarity with computer automated devices, speech recognition has become an accepted feature of many telecommunications applications. The telecommunications industry continues to seek advanced speech

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recognition technologies that enhance product functionality in a seamless and cost-effective manner. Recent applications of speech recognition technologies have included transaction processing through interactive voice response ("IVR") systems, command and control of personal computers and hands-free dialing of car phones. The Company believes that speech recognition technologies will continue to be incorporated in an increasing variety of applications as speech recognition becomes easier to use, more natural and more affordable, particularly in international markets that do not utilize touch tone telephone systems and, therefore, must rely on speech recognition technologies to permit interactive telephonic services.

MARKET NEED FOR VOICE VERIFICATION APPLICATIONS

   Advances in telecommunications and computer technology have enabled end-users to access and transfer information with unprecedented ease. The ability of an enterprise to reap the full benefits of these technological advances is becoming increasingly important in today's competitive marketplace. Unfortunately, the full utilization of these technologies has been severely constrained by concerns regarding unauthorized access and use, and the prevailing market perception that such systems are particularly susceptible to fraud.

   The Company believes that many of the existing alternatives fail to meet the market's need for enhanced security of various telephonic transactions, Internet applications and computer networks that are both secure and commercially feasible. Traditional number-based identification security systems ("PINs") can easily be used with a touch tone telephone, however, the ease with which PIN numbers can be improperly obtained or randomly developed by unauthorized users greatly diminishes the utility of such systems. Magnetic systems use keys or cards which must be physically carried for use and can be lost, stolen or loaned to unauthorized users. Moreover, these systems are relatively expensive and are not well suited for remote-access applications. Remote access callback systems are popular for many office applications but create a particular set of cumbersome obstacles to the mobile remote-access user who needs connectivity but is not always at the same telephone number.

   Biometric technologies, such as fingerprint matching, retina pattern matching and signature analysis, have also been proposed as more secure alternatives. However, each of these technologies has been subject to a variety of criticisms, which has limited the widespread acceptance and application of such technologies. Fingerprint matching is often associated with an invasion of privacy or compromise of civil liberty. Retina pattern matching is perceived as too physically invasive. Signature analysis has not proven to be sufficiently reliable for sensitive applications. Moreover, none of these technologies can presently be utilized in a commercially feasible manner from remote locations for applications such as home banking, access to confidential databases, wire transfers and electronic commerce.

   The limitations of these existing security measures and their failure to adequately address the market's needs have resulted in an increasing demand for an alternative solution. The Company believes that its voice verification technologies can provide the market with a practical and commercially feasible solution.

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THE VOTAN SOLUTION

   Votan offers its customers a single vendor solution developed to the customer's specification or customized from a standard Votan application. The Company can also integrate its boards, voice verification and speech recognition technologies and application software into a customer-supplied system or supply the complete system on a turnkey basis. The Company addresses the limitations of competing applications with commercially feasible technologies and products which have the following characteristics:

   EFFECTIVE IN NOISY, REAL-WORLD ENVIRONMENTS. Voice verification and speech recognition systems utilizing voiceprints are inherently dependent upon the quality and reliability of the spectral information and are particularly vulnerable to the hiss, pops and clicks frequently found on telephone transmission lines, as well as background noise, unintended non-speech sounds made by the speaker and variations in handset microphones. Votan's voice verification and speech recognition technologies utilize the Company's proprietary, noise resistant algorithms, which maintain separate records of sound throughout the recognition and verification process in order to distinguish, evaluate and ultimately ignore extraneous noises. This is accomplished by constructing a direct representation of the voiceprint whereby the spectral range is divided into a number of bands, and the speech energy in each of those bands is sampled at discrete time intervals. The system identifies suspected "noisy" data, which is in turn handled separately during the pattern matching process. The ability of Votan's technologies to operate in noisy environments without compromising performance makes its products particularly suitable for use in real-world environments such as telephone networks, the noisy lobby of a bank or retail store or the inherently noisy cellular-telephone environment.

   EASY TO USE. The Company's voice verification and speech recognition technologies may be used with both speaker-dependent and speaker-independent applications. The Company's Continuous Speaker Dependent Recognition ("CSDR") technology, utilizing its proprietary algorithms, provides the system with greater latitude in recognizing and verifying speech at various spoken rates. The speaker need not pause briefly between each utterance, nor must the speaker use any specific speed during his or her speech, in order for the Company's technologies to accurately recognize and verify the speech by comparing it to previously stored templates. As a result, the Company's CSDR technology requires significantly fewer training trials per word than competing speaker-independent technologies and, therefore, facilitates the quicker, easier and less costly development of various applications. Moreover, the Company's proprietary Virtual Speaker Independent Recognition technology enables pre-training of a system application with a set of oral commands, thus precluding the need for each user to train the system. The recognizable vocabulary is generated more efficiently than other speaker-independent applications by utilizing the Company's approach of basing the recognition voiceprint on a sample comprised of only 15 to 20 voiceprints.

   DIFFICULT TO BREACH. The Company's voice verification technologies are designed to minimize the risk that the system is breached by an unauthorized person using a pre-recorded pass phrase. Tape recorder microphones invariably pick up different sounds than those exhibited by an authentic voiceprint due to a number of factors, including echoes, background noise and separation from handset microphone. Therefore, tape recordings of the speaker's pass phrase do not pose a threat to the viability of the Company's voice verification products.

   MORE ACCURATE AND LANGUAGE INDEPENDENT. The Company's technologies utilize a template-based approach to voice verification and speech recognition that not only results in greater accuracy, but also is language independent. Many competing technologies utilize phonemes, which are fundamental sound elements that characterize speech. The disadvantage of phoneme-based technologies is that the system must address the co-articulation effects of the language's phonemes. Because template-based technologies utilize a voiceprint for an entire word or phrase, the system's ability to accurately recognize and verify an utterance is greatly improved. Moreover, due to the fact that the template automatically includes all internal co-articulation effects that modify the sound of phonemes, the Company's template-based technologies are language independent and may be trained for any language.

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   FULLY INTEGRATED SOLUTION. The Company believes that its voice boards are unique in the industry in their ability to simultaneously support speaker-independent recognition, speaker-dependent recognition and voice verification applications. Accordingly, products utilizing the Company's voice boards provide the end-user with a fully integrated solution by enabling the product to simultaneously utilize two or three of these technologies and switch from one to another as the application requires. The Company supplies this capability in a single board occupying a single slot in an IBM-compatible personal computer, as opposed to most competing vendors that sell two or more boards occupying multiple slots for the same application. Moreover, software enhancements or modifications to the Company's voice verification and speech recognition technologies can be downloaded to installed boards via modem.

STRATEGY

   Key elements of the Company's strategy are as follows:

   EXPLOIT TECHNOLOGICAL LEADERSHIP IN VOICE VERIFICATION MARKET. The Company believes it currently has the most advanced voice verification technologies for use in noisy, real-world environments. The Company's primary strategy is to utilize its technological leadership to develop and market products and applications that can be used in the growing market for voice verification and speech recognition technologies. The Company's proprietary algorithms make the Company's products highly resistant to extraneous noise interferences and particularly suitable for a variety of real-world applications. The Company plans to take advantage of its technologies to meet the growing demand for products and applications that provide increased security for transactions or communications.

   FOCUS DIRECT SALES ON FINANCIAL INSTITUTIONS. The Company believes that its products and technologies are particularly suitable for use by financial institutions. The Company is building a sales and marketing organization in order to expand the direct sales of products utilizing its proprietary technologies to banks and other financial institutions for a variety of applications, including bank teller verification, home banking, wire transfers, credit cards, smart cards and ATMs. The Company believes that the use of its voice verification technologies will benefit banks and other financial institutions by better securing both systems and transactions on a cost-effective basis.

   MARKET PRODUCTS AND TECHNOLOGIES FOR COMPUTER NETWORKS, ELECTRONIC COMMERCE, THE INTERNET AND PHYSICAL ACCESS APPLICATIONS. The Company also intends to actively market its technologies both directly and through OEMs, VARs and systems integrators for use in securing computer networks, electronic commerce, Internet applications and physical facilities. The Company believes that such applications represent a significant market for the Company's voice verification and speech recognition technologies.

   LEVERAGE MOSCOM'S EXISTING DISTRIBUTION CHANNELS. The Company intends to leverage MOSCOM's established distribution relationships in order to license its technologies for use in telecommunications applications. MOSCOM has existing distribution relationships with many of the leading global manufacturers and suppliers of telecommunications systems, including Lucent Technologies, Inc., Siemens AG, Alcatel SEL AG, Philips Kommunikations Industrie AG and Nortel Ltd. MOSCOM's MVM for Windows voice mail system is currently being sold by Lucent Technologies, Inc. and Siemens AG, and the TeleVoice platform for IVR applications is now being sold by Siemens AG and Alcatel SEL AG. Both of these products utilize the Company's voice recognition technologies.

   ACCELERATE DEVELOPMENT OF NEXT GENERATION AUDITORY MODEL. Currently, voice verification and speech recognition technologies are based on spectral data analysis. The Company is in the process of developing next generation auditory-based technologies. The Company believes that its next generation auditory-based technologies, which are based on mathematical modeling of the human auditory system, will significantly enhance the accuracy and performance of speaker-dependent and speaker-independent voice verification and speech recognition applications by improving resistance to extraneous noises, tolerance of spectral distortion and sound discrimination. The Company intends to accelerate the development and commercialization of its auditory model technology. The successful completion of the Company's auditory-based research and development efforts will require significant additional effort by the Company. See "Business--Technology and Research and Development."

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VERTICAL MARKETS AND APPLICATIONS

   The Company has identified the following markets for its technologies:

   FINANCIAL INSTITUTIONS. Businesses in the financial marketplace are seeking to minimize their exposure to losses resulting from the fraudulent use of credit cards, ATM cards and checks, as well as fraudulent withdrawals from bank accounts. The Company believes that the current system of using private PIN numbers alone does not provide an adequate level of security for such transactions. In addition, the use of PIN numbers with signature verification is both time-consuming and inefficient. The Company believes that its voice verification technologies are particularly suitable to meet the needs of financial institutions for the following applications:

   Bank Teller Verification. The Company believes that its voice verification technologies and products can provide immediate benefits to banks and financial institutions by (i) reducing the costs associated with teller-related verification, (ii) reducing losses due to fraud and expenses due to fraud prevention measures and (iii) enhancing customer satisfaction by providing an extra measure of security. The Company's voice verification technologies are currently being utilized by The Chase Manhattan Bank, N.A. in a pilot program called "XtraSecure." Prior to using the system, the customer is "enrolled" either at the branch or over the telephone. The enrollment process typically takes a little over one minute. The customer enters a bank debit or ATM card number using the magnetic card reader at the branch or from a remote location or home using the touch tone key pad on a telephone. The customer is then prompted to say a pass phrase. The resulting voiceprint is stored for use in later verification of the same customer. When the customer visits the branch, his or her identification number is entered into the system by sliding the debit or ATM card through the card reader. The customer then picks up the telephone handset and says his or her pass phrase. Upon successful identification, the verification station notifies the teller to process the transactions. If unsuccessful, the customer is directed to proceed to the customer service counter. To date, over 8,000 customers have enrolled in this program.

   Home Banking. Home banking transactions are significantly less costly to a bank than a branch transaction with a human teller. The Company believes that a voice verification system for home banking using telephone touch tones or the Company's magnetic strip voice verification systems will enable a bank not only to enhance its product offerings in a secure environment, but also to significantly reduce its teller-related costs.

   Wire Transfers. Banks and other financial institutions rely extensively on electronic wire transfers for many transactions. Electronic transfers are both faster and less expensive than physical delivery of checks and certificates. In addition, wire transfers are typically requested telephonically and entail large amounts of money. The Company believes that its voice verification technologies can greatly enhance the security of wire transfer transactions in an easy and cost-efficient manner.

   Credit Card Issuers. Use of credit cards by unauthorized individuals results in claims and uncollectible revenues that adversely affect both retail and credit organizations. The Company believes that point-of-sale terminals (e.g., at department stores) using the Company's voice verification technologies can validate the user's identity while obtaining authorization from the credit card issuer.

   Smart Card Issuers. A potential market for voice verification is the smart card. The smart card is used instead of cash in purchasing goods and services. The voiceprint of the customer's pass phrase can be stored on the smart card to enable secured reloading of funds onto the smart card. Smart card technologies are widely used in certain European countries. The Company, in conjunction with a European smart card developer, has developed a prototype smart card verification system which stores a voiceprint on a smart card and retrieves the stored voiceprint via a commercial smart card reader.

   Automatic Teller Machines. ATM cards are relatively easy to counterfeit and the current PIN-based security systems which secure ATM transactions are particularly vulnerable to theft or misappropriation. The Company believes that using the Company's voice verification technologies will greatly enhance the security of ATM transactions.

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

   INTERNET AND WORLD WIDE WEB. The utility of the Internet as a means of conducting commercial and confidential transactions has to date been impaired by widespread concerns regarding the security of such transactions. Votan's technologies and products may be used to provide enhanced security for World Wide Web servers on the Internet. High security for access to Web sites is a valuable tool to many customers. It will allow confidential data to be more readily accessible via the Internet. It can also be used to ensure the security of financial transactions consummated over the Internet. The Company is currently working with a VAR which has developed and demonstrated a prototype voice verification product that blocks Web site access to unauthorized users.

   TELEPHONE COMMUNICATIONS. Telephone toll fraud is a national problem. Fraudulent use of telephone credit card numbers, Direct Inward System Access
(DISA) lines, private networks and voice mail call-out features is estimated to exceed $1 billion annually. The rapidly growing cellular telephone market has also been plagued by theft and unauthorized use estimated to exceed $400 million in 1995. The Company believes that Votan's voice verification technologies and applications may be utilized to secure the desirable features and functions of everyday telephone service. For example, a voice verification device could be used to authenticate the identity of the user as the owner of a telephone credit card or cellular telephone prior to connecting any calls. Moreover, Votan's proprietary algorithms render its speech recognition and voice verification technologies particularly suitable for use over the narrow bandwidth of noisy telephone networks and the inherently distorted cellular telephone environment. The Company's speech recognition technologies are currently being used in MOSCOM's MVM for Windows voice mail system and the Company's TeleVoice platform for IVR applications. MOSCOM's MVM for Windows voice mail system is currently being sold by Lucent Technologies, Inc. and Siemens AG. TeleVoice is currently being sold by Siemens AG and Alcatel SEL AG.

   REMOTE AND NETWORK ACCESS TO GOVERNMENT AND COMMERCIAL DATABASES. There is a growing need for security of access to information contained in confidential government and commercial databases. The Company's voice verification technologies may be used to authenticate the user's identity and to permit remote and network access to confidential databases without compromising the system's integrity. The Company has developed a VoiceLock product which limits unauthorized access to a telephone system or computer network utilizing voice verification technologies. VoiceLock was developed for the Company's single port voice verification board. Additional software development will be required to enable VoiceLock to run on the Company's new generation four port boards.

   PHYSICAL ACCESS. Voice verification technologies can also be used to authorize access to secured areas. One of the Company's VARs has installed various systems in a number of commercial and industrial locations and government facilities which are designed to secure access to physical spaces.

PRODUCTS

   Votan's proprietary boards serve as a platform for the Company's voice verification and speech recognition products and applications. These boards may also be sold as stand-alone products to VARs, OEMs and systems integrators. The Company designs and markets the following boards:

   SPEECH RECOGNITION BOARDS. Votan's Speech Recognition Boards contain voice recognition, record and playback capabilities and input/output signal interfaces and are installed in a single slot of an IBM-compatible personal computer. They utilize a commercially available digital signal processing integrated circuit plus a proprietary pattern matching integrated circuit that contains patented Votan voice technology methods and apparatus. These boards serve as platforms that may easily accommodate upgrades and improvements. The Company's Speech Recognition Boards may be operated in the Microsoft Windows environment using the Company's proprietary programming language, VoiceBuilder for Windows. The Company's Speech Recognition Boards may be used for both telephonic and microphone applications.

   VOICE VERIFICATION BOARDS. The Company's voice verification technology is available on a separate family of Voice Verification Boards. These boards contain all of the technologies of the Company's Speech Recognition Boards and are enhanced by Votan's voice verification technologies. The Company's Voice Verification Boards may also be used for both telephonic and microphone applications. Moreover, the

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voice verification and speech recognition technologies available on the
Company's Voice Verification Boards may be used together in many typical applications. For example, speaker-independent recognition may be used to gain entry into an application (e.g., voice mail) over telephone lines, then voice verification may be used to authenticate the user's identity, and finally speaker-dependent recognition may be used to provide for accurate control of the application in the language and vocabulary specific to the user.

   Prior to 1994, the platform for the Company's products was a single port board. In the third quarter of 1994, the Company introduced its new generation four port board which enabled simultaneous access by four users and resulted in a reduction in the price per port.

   Since 1993, over 1,000 of the Company's voice verification and speech recognition boards have been sold by the Company and MOSCOM, including sales of 193, 309 and 33 units of the new generation four port board in each of the years ended December 31, 1994 and 1995 and the three-month period ended March 31, 1996, respectively.

   The Company has developed the following applications utilizing its voice verification and speech recognition boards:

   VOICE VERIFICATION SYSTEMS. The Company's Voice Verification Systems verify the identity of a user. These systems utilize magnetic strip cards, smart cards or bar-code cards. The cards are used to convey the cardholder's identity and to retrieve the individual's previously stored voiceprints for comparison. The Company's Voice Verification Systems can be used either locally or from remote locations.

   VOICE VERIFICATION ENROLLMENT SYSTEMS. The Company's Voice Verification Enrollment Systems enroll users locally or from remote locations by making templates of the user's voice. The system performs real-time tests of the samples' amplitude and consistency and prompts the speaker to repeat the utterance until a consistent, high quality enrollment template is created.

   GATEKEEPER. The Gatekeeper is a single step module that answers the telephone, verifies a caller's identity and then transfers the caller to a requested destination. It consists of a verification voice card plus application software.

   TELEVOICE. TeleVoice is a telephone-based information system that utilizes speech recognition technologies to present callers with a choice of various recorded announcements. Callers ask for an announced topic of interest and control the menu of announcements with simple spoken commands such as "next," "repeat" and "start over." The Company's TeleVoice system, which is sold by MOSCOM through Siemens AG, is currently being used in Germany and Austria by travel agencies, auto dealers, real estate firms and government transport agencies. The system is designed to enhance customer satisfaction by permitting callers to control and interact with the system and to receive updated information at any time. The system operates by presenting the caller with a menu of information. The caller can then choose categories of interest by orally responding to the menu.

   CALL ROUTER. Call Router is a voice activated auto attendant for use with a business telephone or PBX system. In 1995, a sale of multiple Call Router systems was made by the Company through Siemens AG to a large German department store chain.

   VOICEBUILDER FOR WINDOWS DEVELOPER'S KIT. The VoiceBuilder for Windows Developer's Kit is used to develop customized applications by end-users. The Kit may also be used by end-users that wish to assume maintenance of custom applications developed for them by Votan. The Kit includes a one-week training course, a voice recognition board, programming manuals and Windows user interface development software, sound editing kit with sound board and sound editing software.

   MOSCOM has developed another application, MVM for Windows, utilizing the Company's proprietary technologies:

   MVM FOR WINDOWS. MVM for Windows is a voice activated voice mail system with IVR and automatic call distribution features. By utilizing the Company's voice verification technologies, MVM for Windows ensures the security and privacy of voice mail systems. MVM for Windows is currently being

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sold by Lucent Technologies, Inc. and Siemens AG and is available in British
English, American English, German, Spanish, Portuguese, Italian and Czech. All rights to MVM for Windows are owned by MOSCOM, subject to certain royalty fees payable to Votan for the underlying board technologies. See "Certain Transactions -- MOSCOM Relationship."

SALES AND MARKETING

   To date, the Company's principal sales and marketing activities have included participation in industry trade shows and seminars, advertising in selected trade publications, public relations activities with trade and business press, publication of technical articles and case studies and distribution of sales literature. The Company currently markets its technologies and products primarily through VARs, OEMs, systems integrators and component manufacturers. MOSCOM, the Company's sole stockholder, has been and is expected to remain an OEM and VAR of the Company's products in the telecommunications market, particularly outside the United States. See "Certain Transactions --MOSCOM Relationship." MOSCOM has distribution relationships with several of the world's leading telecommunications systems manufacturers and suppliers, including Siemens AG, Lucent Technologies, Inc., Nortel Ltd., Philips Kommunikations Industrie AG and Alcatel SEL AG.

   The Company has entered into a License Agreement with MOSCOM under which the Company has licensed to MOSCOM certain of the Company's existing technologies. The License Agreement provides that the Company will receive a royalty from MOSCOM on the sale of boards containing the Company's proprietary algorithms. Although sublicenses to distributors are permitted, VAR sublicenses will require specific approval of the Company as well as the negotiation of a separate royalty arrangement. Cross-licensing of enhancements of the technologies by either Votan or MOSCOM is required on a royalty-free basis under the License Agreement. See "Certain Transactions--MOSCOM Relationship."

   The Company is increasing its sales, marketing, customer service and installation staff and intends to initially market its products and technologies directly through its own sales force to banks and other financial institutions for a variety of applications. The Company's primary focus will be on markets for voice verification products. This focus will allow the Company to establish a base of customers in the financial institution marketplace that it can leverage for expansion into other distribution channels and vertical markets. The Company also intends to actively market its technologies both directly and through OEMs, VARs and systems integrators for use in securing computer networks, electronic commerce, Internet applications and physical facilities.

   As of June 28, 1996, the Company employed one person in marketing. The Company intends to significantly expand its sales and marketing force.

   For each of the years ended December 31, 1993, 1994 and 1995, sales to four, two and three customers, respectively, accounted for 57% of sales (28%, 12%, 11% and 6%, respectively), 30% of sales (21% and 9%, respectively) and 74% of sales (56%, 12% and 6%, respectively). For the period ended March 31, 1996, sales to three customers, respectively, accounted for 100% of sales (44%, 39% and 17%, respectively).

TECHNOLOGY AND RESEARCH AND DEVELOPMENT

   The Company believes that enhancements of and improvements to its existing technologies are critical to its future success. The Company has made substantial investments in research and development in each of the last three years. The Company spent $650,000, $683,000, $475,000 and $142,000 on research and development, consisting of engineering and software development expenses and capitalized software expenditures during each of the years ended December 31, 1993, 1994 and 1995 and the period ended March 31, 1996, respectively. Currently, the Company employs eight people in research and development.

   The Company and its predecessor have been engaged in the research and development of speech recognition and voice verification technologies over the past 17 years. The Company's extensive research and development efforts have enabled the Company to develop certain proprietary algorithms which enhance the functionality of speech recognition and voice verification technologies due to their ability to

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distinguish and ignore extraneous noises. The Company's technologies utilize these proprietary algorithms to construct a direct representation of the voiceprint using a fast Fourier transform, whereby the spectral range of spoken utterances is divided into a number of bands and the speech energy in each band is sampled at discrete time intervals in order to identify, and ultimately disregard, extraneous noises.

   The Company's technology development activities are directed at continued improvements to its existing core technologies, enhancements to these technologies, and improved implementations of the technologies. Votan is currently engaged in a major research and development program to advance the state of the art of voice verification and speech recognition by incorporating a mathematical model of the human auditory system into its proprietary algorithms. The Company believes that there are substantial differences in performance between state-of-the-art technologies that recognize speech and human organs that perform the same function. For example, dramatic changes in spectral shape (e.g., as caused by tone controls or equalizers in stereo receivers) do not significantly change human recognition of speech, whereas the performance of all current speech recognition technologies, which use spectral pattern matching, is strongly degraded. The human auditory system is a biological mechanism with specialized functions that are performed with complex mechanical, electrochemical and neurophysiological components. Signal processing, feature extraction and pattern matching processes performed by these biological structures are considerably different from the engineering and mathematical processes used in state-of- the-art voice verification and speech recognition technologies.

   Development of the Company's auditory model has been continuing for approximately ten years. The auditory model consists of three elements: signal processing; feature extraction; and pattern matching. To date, the Company has obtained a patent on portions of the signal processing and feature extraction elements of the model and has implemented these elements on a laboratory workstation. The Company anticipates that the completion of these two phases of the auditory model will take at least an additional 18 months. After completion of the development of the first two elements, the Company expects to engage an industry partner in connection with the development of the final element of its auditory model, i.e., the pattern matching element. No assurance can be given that the Company will find an appropriate industry partner or that the Company will successfully complete the auditory model or develop commercially feasible products based upon the auditory model.

   The Company believes that the timely development and enhancement of its technologies are necessary to remain competitive in the industry. Delays or inabilities to develop new technology features, enhancements or products could have a material adverse effect on the Company's business, financial condition and results of operations.

PROPRIETARY RIGHTS

   The Company's success will depend in part on its ability to obtain and maintain patent protection for its technologies, products and processes, preserve its trade secrets and operate without infringing upon the proprietary rights of other parties. Because of the substantial length of time and expense associated with bringing new products through development to the marketplace, the voice verification and speech recognition industry places considerable importance on obtaining and maintaining patent and trade secret protection for new technologies, products and processes. While the Company holds two patents for methods and apparatus relating to its proprietary algorithms, the Company relies primarily upon a combination of trademark, copyright, know-how and trade secrets and contractual restrictions to protect its intellectual property rights. The Company believes that such measures afford only limited protection and, accordingly, there can be no assurance that the steps taken by the Company to protect these proprietary rights will be adequate to prevent misappropriation of the technology or the independent development of similar technology by others. Despite the Company's efforts to protect its proprietary rights, unauthorized parties may attempt to copy aspects of the Company's products or to obtain and use information that the Company regards as proprietary. There can be no assurance that any patents issued or licensed to the Company will not be challenged and held to be invalid, or that present or future patents will provide commercially significant protection to the Company's present or future technologies, products or processes. In addition, there can be no assurance that others will not independently develop substantially equivalent proprietary information not covered by patents to which the Company owns rights or obtain access to the Company's know-how or that others will not be issued patents that may prevent the sale of one or more of the Company's technologies, or require licensing and the payment of significant fees or royalties by the Company to third parties in order to enable the Company to conduct its business. There can be no assurance that such licenses would be available or, if available, would be on terms acceptable to the Company or that the Company would be successful in any attempt to redesign its technologies, products or processes to avoid infringement. The Company's failure to obtain these licenses or to redesign its technologies, products or processes would have a material adverse effect on the Company's business, financial condition and results of operations.

   Legal standards relating to the scope of claims and the validity of patents relating to voice verification and speech recognition technologies and processes are still evolving, and no assurance can be given as to the degree of protection afforded by any patents issued to or licensed by the Company will not be infringed upon by the products of others. The Company has received a notice from a third party claiming broad patent protection in the voice processing area and alleging that certain of the Company's voice mail and voice processing products may infringe upon its patent. Based on advice of its patent counsel, the Company does not believe that any of its products infringes upon the cited third-party patent, and if necessary, the Company intends to vigorously defend its position. However, the Company may not be able to successfully defend against the claimed infringement. There can be no assurance that the Company will not be subject to other claims that its technologies or products infringe the patents or proprietary rights of third parties. Defense and prosecution of patent claims can be expensive and time-consuming, regardless of whether the outcome is favorable to the Company, and can result in the diversion of substantial financial, management and other resources from the Company's other activities. An adverse outcome could subject the Company to significant liability to third parties, require the Company to obtain licenses from third parties or require the Company to cease any related research and development activities or product sales. In addition, the laws of certain countries may not protect the Company's intellectual property rights to the same extent that such rights are protected in the United States.

   The Company's success is also dependent upon the skill, knowledge and experience of its scientific and technical personnel. To help protect its rights, the Company requires all employees, consultants, advisors and collaborators to enter into confidentiality agreements that prohibit the disclosure of confidential information to anyone outside the Company, and in most cases, assignment to the Company of their ideas, developments, discoveries and inventions. There can be no assurance, however, that these agreements will provide adequate protection for the Company's trade secrets, know-how or other proprietary information in the event of any unauthorized use or disclosure. See "Business -- Proprietary Rights."

COMPETITION

   The voice verification and speech recognition industry is subject to intense competition. The Company's competitors and potential competitors in the United States and abroad are numerous and include, among others, Apple Computer, Inc., AT&T, Berkley Speech Technologies Inc., Dragon Systems, Inc., the DSP Group, IBM, ITT, Lernout & Hauspie Speech Products N.V., Lucent Technologies, Inc., Microsoft Corporation, NEC Corp., Nuance Communications, Siemens AG, Speech Systems, Inc., Texas Instruments, Veritel, Voice Control Systems and Voice Processing Corporation. While all of the foregoing competitors participate in the speech recognition market, currently only ITT, Texas Instruments, Veritel, Voice Control Systems and Voice Processing Corporation compete with the Company in the voice verification market. In addition, the Company is likely to become subject to competition in the verification marketplace from companies which produce or are developing biometric identification products, such as fingerprint matching, retina pattern matching and signature analysis, as well as companies which market or develop traditional key, card and surveillance systems. Existing and potential competitors may be able to develop technologies that are as effective as, or more effective or easier to use than those offered by the Company, which would render the Company's technologies noncompetitive or obsolete. Moreover, many of the Company's existing and potential competitors have substantially greater financial, marketing, sales, distribution and technological resources than the Company. Such existing and potential competitors may also enjoy substantial advantages over the Company in terms of research and development expertise, manufacturing efficiency, name recognition, sales and marketing expertise and distribution channels. In addition, current and potential competitors have established or may establish cooperative relationships among themselves or with third parties to increase the abilities of their speech technology products to address the needs of the Company's prospective customers. Accordingly, it is possible that new competitors may emerge and rapidly acquire significant market share. There can be no assurance that the Company will be able to compete successfully against current or future competitors or that competition will not have a material adverse effect on the Company's business, financial condition and results of operations.

   The Company believes that competition in the voice verification and speech recognition markets is primarily based upon accuracy, functionality, ease of use, versatility, cost and time required for application development and platform integration (including the number of languages offered), price, processing and memory requirements, and customer support. While certain of the Company's competitors have developed advanced speech technology products that are comparable in performance to one or more of the Company's products, the Company believes that its competitive advantage is based upon (i) the accuracy of its voice verification technology, (ii) the utilization of the Company's noise resistant algorithms, (iii) the ease of use and implementation of the Company's technologies, (iv) the language independent nature of the Company's technologies, and (v) the Company's single vendor, fully integrated approach to the implementation of its products. Notwithstanding these advantages, there can be no assurance that the Company will be able to compete effectively.

MANUFACTURING

   The Company currently does not engage in any manufacturing operations and does not plan to do so in the foreseeable future. The Company's proprietary products are manufactured by contract computer board manufacturers. The Company believes that there are many suitable vendors, in the United States and elsewhere, that the Company can use to meet its manufacturing needs at competitive prices. These products are manufactured to the Company's specifications and quality standards. Certain product testing, packaging and shipping functions are currently being conducted by MOSCOM on behalf of the Company. MOSCOM is expected to continue to perform such functions for the foreseeable future. See "Certain Transactions--MOSCOM Relationship."

EMPLOYEES

   As of June 28, 1996, the Company employed 11 persons, including eight in engineering and software development, one in sales and marketing and two in accounting, finance and administration. The Company is not subject to any collective bargaining agreements and believes that its relationship with its employees is good.

FACILITIES

   The Company's executive office and research and development facility is located in Pleasanton, California. The lease on this 3,002-square-foot facility will terminate on July 14, 1998, subject to renewal at the Company's option. The Company is planning to relocate to a larger facility in 1996, which will satisfy its principal facilities requirements for the foreseeable future.

LEGAL PROCEEDINGS

   The Company is not a party to any material legal proceedings and is not aware of any threatened litigation that could have a material adverse effect upon the Company's business, financial condition and results of operations.

                                  MANAGEMENT

DIRECTORS AND OFFICERS

   The following table sets forth certain information with respect to each of the directors and executive officers of the Company.

 NAME                                  AGE    POSITION
- ----------------------------------  --------  ----------------------------------------------------
Albert J. Montevecchio (1)(2)  ....     59    Chairman of the Board of Directors
John A. White (2) .................     58    President, Chief Executive Officer and Director
Richard C. Vail (1) ...............     65    Executive Vice President, Secretary and Director
Ronald C. Lundy (3) ...............     44    Treasurer


- ------------

(1)    Member of the Audit Committee

(2)    Member of the Compensation Committee

(3) Mr. Lundy is serving as the Treasurer of the Company until the retention of a full-time Chief Financial Officer by the Company. Mr. Lundy does not receive any compensation from the Company for his services.

   Albert J. Montevecchio was elected as Chairman of the Board of Directors in June 1996. Mr. Montevecchio has been the President, Chief Executive Officer and a director of MOSCOM since its incorporation in January 1983 and has served as MOSCOM's Chairman of the Board of Directors since his election in February 1985.

   John A. White joined the Company as President, Chief Executive Officer and a director in June 1996. From November 1984 to June 1996, Mr. White served in various capacities with Siemens, ROLM Communications, a telecommunications company, including Vice President/General Manager, Northeast Area and most recently as Vice President, Special Product Sales. Prior to joining Siemens, ROLM, Mr. White was Vice President of Worldwide Sales and Marketing of Columbia Data Products, a personal computer manufacturing company, and held various positions at Xerox Corporation, an office products company.

   Richard C. Vail has served as Executive Vice President, Secretary and a director of the Company since June 1996. From October 1984 to June 1996, Mr. Vail held various senior management positions with MOSCOM and has served as Vice President and General Manager of the Votan division of MOSCOM since 1991. From 1974 to October 1984, Mr. Vail held various senior management positions with Taylor Instrument Company, a process control company.

   Ronald C. Lundy has served as Treasurer of the Company since June 1996. Concurrent with his service to the Company, Mr. Lundy has served as Treasurer of MOSCOM since August 1993. From January 1984 to August 1993, Mr. Lundy served as MOSCOM's corporate controller.

KEY EMPLOYEES

   The following table sets forth certain information with respect to certain key employees of the Company:

 NAME                    AGE    POSITION
- --------------------  --------  -------------------------------
Steven D. Love ......     41    Principal Research Engineer
Stephen P. Gill  ....     58    Chief Scientist
Graeme R. Kinsey ....     50    Senior Product Manager

   Steven D. Love has served as Principal Research Engineer of the Company since June 1996. From 1982 to June 1996, Mr. Love served as Principal Research Engineer first with Votan (the predecessor entity) and later with MOSCOM, following MOSCOM's acquisition of the business and assets of Votan (the predecessor entity) in 1991. Mr. Love's primary responsibilities have consisted of the development and implementation of algorithms for automatic recognition and compression of speech, and algorithms for automatic recognition and generation telephony signals. His work involves the implementation of software models of the biological auditory system, including investigation of neural networks as they relate to speech recognition. Prior to joining Votan (the predecessor entity), Mr. Love served in various capacities with the Fairchild Research and Development laboratory, a semiconductor manufacturing company. Mr. Love received a B.S. in Electrical Engineering, specializing in analog and integrated circuit design, and an M.S. in Electrical Engineering, specializing in speech processing, each from the University of California at Berkeley.

   Stephen P. Gill has served as Chief Scientist of the Company on a part-time basis since June 1996. Dr. Gill is also employed by Magnetic Pulse, Inc., an oil field service provider. From 1979 to June 1996, Dr. Gill served, part time, as Chief Scientist first with Votan (the predecessor entity) and later with MOSCOM, following MOSCOM's acquisition of the business and assets of Votan (the predecessor entity) in 1991. Dr. Gill has developed a new class of spectral transforms for voice signal processing and has developed voice spectral data encoding techniques for both voice verification and speech recognition research in psychoacoustic grading of voice data and in human factors affecting perceived performance of voice products. Further, Dr. Gill has performed research and managed programs in all aspects of voice technology, including speech recognition, voice store and forward, voice verification and identification, continuous speech and real-time digital voice encoding. Dr. Gill received a B.S. in Physics from the Massachusetts Institute of Technology and he received his M.S. and Ph.D. in Applied Physics from Harvard University.


   Graeme R. Kinsey has served as Senior Product Manager of the Company since June 1996. From September 1991 to June 1996, Mr. Kinsey served as Senior Product Manager -- Voice Technologies for MOSCOM. From 1988 to September 1991, Mr. Kinsey served as Senior Product Manager of Votan (the predecessor entity). From 1985 to 1988, Mr. Kinsey was Project Manager for Applied Robotic Technologies, Inc., a robotically-controlled hard disk testing work cell manufacturer. From 1969 to 1985, Mr. Kinsey held various positions with Zehntel, Inc., an automatic in-circuit printed board test company, including Manager--System Integration Group. Mr. Kinsey received a B.S. degree in electrical engineering from the University of California at Berkeley.


BOARD OF DIRECTORS

   The Audit Committee of the Board of Directors was established in June 1996 and reviews, acts on and reports to the Board of Directors with respect to various auditing and accounting matters, including the selection of the Company's auditors, the scope of the annual audits, fees to be paid to the auditor, the performance of the Company's independent auditors and the accounting practices of the Company.

   The Compensation Committee of the Board of Directors was established in June 1996 and determines the salaries and incentive compensation of the officers of the Company and provides recommendations for the salaries and incentive compensation of the other employees and the consultants of the Company. The Compensation Committee also administers various incentive compensation, stock and benefit plans.

   Mr. White has been appointed to serve on the Board of Directors of the Company pursuant to his employment agreement with the Company. Following this offering, Mr. White shall continue to serve on the Board of Directors pursuant to the terms of his agreement. Prior to the consummation of this offering, the Company intends to enter into an employment agreement with Mr. Vail. Pursuant to his agreement, Mr. Vail will be appointed to serve on the Board of Directors of the Company and shall continue to serve on the Board of Directors following this offering.

   As soon as possible after the date of this Prospectus, the Company intends to appoint two independent members to the Board of Directors. The Company anticipates that such independent directors will serve on the Audit Committee and the Compensation Committee.

DIRECTOR COMPENSATION

   Directors do not currently receive a fee for attending Board of Directors or committee meetings, but are reimbursed for expenses incurred in connection with performing their respective duties as directors of the Company. However, the Board of Directors may in the future establish a policy of compensating directors for attending Board of Directors' or committee meetings. Additionally, non-employee directors are entitled to be granted options under the Company's 1996 Stock Option Plan. See "--1996 Stock Option Plan."

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

   The Company's Compensation Committee currently consists of Mr. Montevecchio and Mr. White. The Compensation Committee determines the salaries and incentive compensation of the officers of the Company and provides recommendations for the salaries and incentive compensation of the other employees and the consultants of the Company. The Compensation Committee also administers various incentive compensation, stock and benefit plans. Mr. Montevecchio is the Chairman of the Board of Directors, President and Chief Executive Officer of MOSCOM. MOSCOM is a party to various transactions with the Company. See "Certain Transactions -- MOSCOM Relationship."

EXECUTIVE COMPENSATION

   During the year ended December 31, 1995, Mr. Vail served as an executive officer of MOSCOM. For the year ended December 31, 1995, Mr. Vail received from MOSCOM a salary of $112,000, a cash bonus of $5,000 and other compensation in the amount of $17,111 consisting primarily of (i) personal use of a MOSCOM company car, (ii) life insurance premiums paid by MOSCOM,
(iii) MOSCOM contributions to the MOSCOM 401(k) plan and (iv) medical expenses reimbursed by MOSCOM. No MOSCOM stock options were granted to Mr. Vail during the year ended December 31, 1995. As of December 31, 1995, Mr. Vail owned currently exercisable options to purchase 15,000 shares of MOSCOM common stock with an estimated value of $87,800 (calculated by subtracting the exercise price of the options from the market value of the underlying MOSCOM common stock using the December 29, 1995 closing price of MOSCOM common stock on the Nasdaq National Market of $8.12 per share). Mr. White was not employed by MOSCOM or the Company during the year ended December 31, 1995. In the future, Messrs. White and Vail will receive compensation to be paid by the Company in accordance with their respective employment agreements. See "--Employment Agreements."

1996 STOCK OPTION PLAN

   Pursuant to the terms of the Formation, stock options granted to the Votan employees pursuant to the MOSCOM stock option plan will continue to be held by such employees pursuant to the terms of the MOSCOM stock option plan. The Company's 1996 Stock Option Plan was adopted by the Board of Directors and approved by the Company's stockholders in June 1996 (the "1996 Plan"). Up to 825,000 shares of Common Stock have been initially authorized for issuance under the 1996 Plan. This share reserve will increase on the first trading day of each calendar year beginning with the year 2000 by 1% of the number of shares of Common Stock outstanding on December 31 of the immediately preceding calendar year. In no event may any one participant in the 1996 Plan receive option grants for more than 500,000 shares in the aggregate.

   The 1996 Plan is divided into two separate components: (i) the Discretionary Option Grant Program under which employees and consultants may, at the discretion of the Plan Administrator (as defined in the 1996 plan), be granted options to purchase shares of Common Stock at an exercise price not less than 85% of their fair market value on the grant date and (ii) the Automatic Option Grant Program under which option grants will automatically be made at periodic intervals to eligible non-employee Board of Directors' members to purchase shares of Common Stock at an exercise price equal to 100% of their fair market value on the grant date.

   The Discretionary Option Grant Program will be administered by the Compensation Committee. The Compensation Committee, as Plan Administrator, will have complete discretion to determine which eligible individuals are to receive option grants, the time or times when such option grants are to be made, the number of shares subject to each such grant, the status of any granted option as either an incentive stock option or a non-statutory stock option under the Federal tax laws, the vesting schedule to be in effect for the option grant and the maximum term for which any granted option is to remain outstanding. Pursuant to the terms of his employment agreement, Mr. White will be granted an option under the 1996 Plan to purchase 120,000 shares of Common Stock, 50% of which become exercisable thirty months from the date of his employment agreement and the remaining 50% become exercisable sixty months after the date of his employment agreement. Pursuant to the terms of the proposed employment agreement with

Mr. Vail, the Company expects to grant Mr. Vail an option under the 1996 Plan to purchase 50,000 shares of Common Stock. Mr. Vail's options are to become exercisable in three annual installments of 17,000, 17,000 and 16,000 respectively, beginning one year from the date of his employment agreement.

   Upon an acquisition of the Company by merger or asset sale, each outstanding option will be subject to accelerated vesting under certain circumstances. The Compensation Committee, as Plan Administrator, of the 1996 Plan will have the authority to provide for the accelerated vesting of the shares of Common Stock subject to outstanding options held by the Chief Executive Officer and any other executive officer in connection with certain changes in control of the Company or the subsequent termination of the officer's employment following the change in control event.

   Stock appreciation rights are authorized for issuance under the Discretionary Option Grant Program which provide the holders with the election to surrender their outstanding options for an appreciation distribution from the Company equal to the excess of (x) the fair market value of the vested shares of Common Stock subject to the surrendered option over (y) the aggregate exercise price payable for such shares. Such appreciation distribution may be made in cash or in shares of Common Stock.

   The Plan Administrator has the authority to effect the cancellation of outstanding options under the Discretionary Option Grant Program in return for the grant of new options for the same or different number of option shares with an exercise price per share based upon the fair market value of the Common Stock on the new grant date.

   Under the Automatic Option Grant Program, each individual serving as a non-employee Board of Directors' member on the date the Underwriting Agreement for this offering is executed will receive an option grant on such date for 10,000 shares of Common Stock. Each individual who first becomes a non-employee Board of Directors' member thereafter will receive a 10,000-share option grant on the date such individual joins the Board of Directors. In addition, at each Annual Stockholders' Meeting, beginning with the 1997 Annual Meeting, each individual who is to continue to serve as a non-employee Board of Directors' member after the meeting will receive an additional option grant to purchase 5,000 shares of Common Stock, whether or not such individual has been in the prior employ of the Company. Pursuant to the Automatic Option Grant Program, Mr. Montevecchio, in his capacity as a non-employee director of the Company, will receive an option to purchase 10,000 shares of Common Stock at an exercise price equal to the initial public offering price set forth on the cover page of this Prospectus.

   Each automatic grant will have a term of 10 years, subject to earlier termination following the optionee's cessation of Board of Directors' service. Each automatic option will be immediately exercisable; however, any shares purchased upon exercise of the option will be subject to repurchase should the optionee's service as a non-employee Board of Directors' member cease prior to vesting in the shares. The initial 10,000-share grant (including the anticipated grant to Mr. Montevecchio) will vest in four equal and successive annual installments over the optionee's period of Board of Directors' service. Each additional 5,000-share grant will vest upon the optionee's completion of one year of Board of Directors' service measured from the grant date. However, each outstanding option will immediately vest upon (i) certain changes in the ownership or control of the Company or (ii) the death or disability of the optionee while serving as a Board of Directors' member.

   The Board of Directors may amend or modify the 1996 Plan at any time. The 1996 Plan will terminate in June 2006, unless sooner terminated by the Board of Directors.

EMPLOYMENT AGREEMENTS

   On June 19, 1996, the Company entered into an employment agreement with John A. White, the Company's President and Chief Executive Officer, for a two-year term. Pursuant to his agreement, Mr. White will be entitled to receive a minimum base salary of $180,000 per year, plus annual performance-based bonuses in an amount up to 50% of his base salary. The agreement requires Mr. White to devote his full time, attention and energies to the Company's business. The agreement contains restrictive covenants pursuant to which Mr. White has agreed not to compete with the Company for a period of one year following termination of his employment. The agreement also prohibits disclosure of the Company's trade secrets. There can be no assurance that any of these provisions, if violated, would be enforceable by the Company. The agreement further provides that, if Mr. White is terminated without "good cause" (as such term is defined in Mr. White's employment agreement), then Mr. White will be entitled to receive any unpaid compensation accrued through the last day of his employment and certain "severance payments" (as such term is defined in Mr. White's employment agreement).

   Prior to the consummation of this offering, the Company intends to enter into an employment agreement with Richard C. Vail, the Company's Executive Vice President, for a two-year term. Pursuant to his agreement, Mr. Vail will be entitled to receive a minimum base salary of $130,000 per year, plus annual performance-based bonuses in an amount up to 50% of his base salary. In addition, pursuant to his agreement, until July 1, 1997, Mr. Vail will be entitled to receive certain sales commissions relating to the Company's sales of certain of its products and applications to The Chase Manhattan Bank, N.A. The agreement will require Mr. Vail to devote his full time, attention and energies to the Company's business. The agreement will contain restrictive covenants pursuant to which Mr. Vail will agree not to compete with the Company for a period of one year following termination of his employment. The agreement will also prohibit disclosure of the Company's trade secrets. There can be no assurance that any of these provisions, if violated, would be enforceable by the Company. The agreement will provide that, if Mr. Vail is terminated without "good cause" (as such term is defined in Mr. Vail's employment agreement), then Mr. Vail will be entitled to receive any unpaid compensation accrued through the last day of his employment and certain "severance payments" (as such term shall be defined in Mr. Vail's employment agreement). In addition, pursuant to the terms of his agreement, Mr. Vail's MOSCOM pension will be continued by the Company with full credit for 11 years of service with MOSCOM for vesting and benefit calculations. In connection therewith, Votan has agreed to assume the MOSCOM pension fund liability with respect to Mr. Vail's vesting and benefit obligations. See "Certain Transactions--MOSCOM Relationship."

KEY-MAN LIFE INSURANCE

   The Company intends to maintain and will be the sole beneficiary of a $1 million key-person life insurance policy on the life of Mr. White.

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

   The Company's Certificate of Incorporation provides that, except to the extent prohibited by the Delaware General Corporation Law (the "DGCL"), its directors shall not be personally liable to the Company or its stockholders for monetary damages for any breach of fiduciary duty as directors of the Company. Under Delaware law, the directors have fiduciary duties to the Company that are not eliminated by this provision of the Certificate of Incorporation and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available. In addition, each director will continue to be subject to liability under Delaware law for breach of the director's duty of loyalty to the Company for acts or omissions that are found by a court of competent jurisdiction to be not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director and for payment of dividends or approval of stock repurchases or redemptions that are prohibited by Delaware law. This provision also does not affect the director's responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws. In addition, the Company maintains liability insurance for its officers and directors.

   Section 145 of the DGCL permits the Company to, and the Certificate of Incorporation provides that the Company may, indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was, or has agreed to become, a director or officer of the Company, or is or was serving, or has agreed to serve, at the request of the Company, as a director, officer or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or on his behalf in connection with such action, suit or proceeding and any appeal therefrom. Such right of indemnification shall inure to such individuals whether or not the claim asserted is based on matters that antedate the adoption of the Certificate of Incorporation. Such right of indemnification shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs and personal representatives of such a person. The indemnification provided by the Certificate of Incorporation shall not be deemed exclusive of any other rights that may be provided now or in the future under any provision currently in effect or hereafter adopted by the Certificate of Incorporation, by any agreement, by vote of stockholders, by resolution of directors, by provision of law or otherwise. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors of the Company pursuant to the foregoing provision, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

   Section 102(b)(7) of the DGCL permits a corporation to eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director
(i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the DGCL relating to unlawful dividends, stock purchases or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit. Section 102(b)(7) of the DGCL is designed, among other things, to encourage qualified individuals to serve as directors of Delaware corporations. The Company believes this provision will assist it in securing the services of qualified directors who are not employees of the Company. This provision has no effect on the availability of equitable remedies, such as injunction or rescission. If equitable remedies are found not to be available to stockholders in any particular case, stockholders may not have any effective remedy against actions taken by directors that constitute negligence or gross negligence.

                             CERTAIN TRANSACTIONS

MOSCOM RELATIONSHIP

   Effective June 26, 1996, MOSCOM transferred substantially all of the voice verification and speech recognition business, operations (including research and development), assets and liabilities of the Votan division to the Company. In connection with the Formation, the Company has entered into the following agreements with MOSCOM which govern the continuing relationship between MOSCOM and the Company; (i) a Subsidiary Formation Agreement; (ii) a License Agreement and (iii) a Service and Supply Agreement.

   Pursuant to the Subsidiary Formation Agreement (the "Formation Agreement"), MOSCOM has transfered all of the assets of its Votan division to the Company in consideration for the issuance to MOSCOM of 1,000 (does not give effect to the anticipated 5,500-to-1 stock split to be effected prior to the consummation of this offering) fully paid, non-assessable shares of Common Stock of the Company. The Company has agreed to assume and pay, perform and discharge all debts, obligations, contracts and liabilities of MOSCOM related to these assets. In addition, pursuant to the Formation Agreement, MOSCOM has agreed to meet all of the capital requirements of the Company until the earlier of March 31, 1997 or upon the consummation of a debt or equity financing by the Company of at least $10 million. The Company has also agreed to assume obligations relating to certain pension benefits afforded to Mr. Vail and to pay MOSCOM for: (i) certain costs incurred by MOSCOM related to the Formation and the hiring of executive officers of the Company, including recruiting fees and compensation-related expenses and (ii) costs and expenses incurred by MOSCOM in connection with the organization and funding of the Company. Pursuant to the Formation Agreement, the Company's obligations to reimburse MOSCOM for the costs and expenses referred to in items (i) and (ii) above shall not exceed $200,000.

   Pursuant to the License Agreement, the Company has granted MOSCOM a non-exclusive, non-transferable worldwide license to continue selling the TeleVoice System, certain computer board products and other products incorporating the Company's algorithms. MOSCOM and the Company have also agreed to promptly disclose and license to each other on a non-exclusive, royalty-free basis, all improvements to the licensed technologies and products which they make or acquire during the term of the license. MOSCOM has the right to grant sublicenses to end-users and distributors without prior consent, but must obtain the Company's prior written consent for sublicenses to other VARs. MOSCOM is required to pay one, and only one, of the following royalties to the Company for each sale or license of the products and technologies covered by the License Agreement: (i) $50 for each copy of the licensed algorithms sublicensed to an end-user or distributor; (ii) $50 per sale of a product incorporating a licensed algorithm; (iii) $50 for each functional port on each computer board sold, if such board incorporates a licensed algorithm and is sold with application software; or (iv) $50 for each board or other computer board sold, if such board incorporates a licensed algorithm but is not sold with application software. The license shall continue in effect until terminated, with the Company having the right to terminate in the event of MOSCOM's breach or bankruptcy and MOSCOM having the right to terminate for any reason. The Company may terminate the license upon 30 days prior written notice to MOSCOM. MOSCOM must provide the Company with 180 days prior written notice of termination of the license. If MOSCOM terminates because of a material breach by the Company, MOSCOM's licenses shall survive such termination and no further royalties shall be due to the Company.

   Pursuant to the Service and Supply Agreement, MOSCOM has agreed to sell to the Company certain speech recognition and voice verification boards for an amount equal to 1.25 times MOSCOM's cost for each such board. In addition, pursuant to the Service and Supply Agreement, MOSCOM has agreed to provide the Company with certain administrative and accounting services, as the Company may from time to time require, for a fee equal to four times the gross hourly salary paid by MOSCOM to any employee who performs such administrative and accounting services for Votan, multiplied by the actual number of hours expended by each such employee to perform such services. In the event that MOSCOM, upon Votan's request, pays premiums on group employee benefit plans for the benefit of Votan employees, Votan has agreed to reimburse MOSCOM in an amount equal to 105% of such premiums paid by MOSCOM. Finally, MOSCOM has agreed to provide space at its facilities for certain Votan employees who will perform services for Votan at such facilities until their relocation to Votan's facilities in California. Votan is required to pay 1.25 times MOSCOM's cost of occupancy for that portion of MOSCOM's facilities allocated to occupancy by such Votan employees.

   After the completion of this offering, MOSCOM will own approximately 60% of the outstanding shares of common stock of the Company (54% if the Underwriters' over-allotment option is exercised in full).

VAIL LOAN

   MOSCOM has previously extended an employment-related relocation loan to Mr. Vail in the principal amount of $100,000 (the "Note"). The Note bears interest at a rate equal to the rate of appreciation of Mr. Vail's home and is due and payable to MOSCOM on the earlier of March 23, 1997 or the sale of Mr. Vail's residence.

   For information regarding employment agreements with Named Executive Officers, see "Management -- Employment Agreements." For information regarding compensation of directors, see "Management -- Director
Compensation." For information regarding options granted to executive officers, see "Management -- 1996 Stock Option Plan."

                      PRINCIPAL AND SELLING STOCKHOLDERS

   The following table sets forth certain information with respect to the beneficial ownership of the Company's Common Stock as of June 28, 1996, as adjusted to reflect the Company's anticipated 5,500-to-1 stock split of the Common Stock and the sale of the shares of Common Stock offered hereby, with respect to (a) each person known by the Company to be the beneficial owner of 5% or more of the outstanding Common Stock, (b) each director of the Company,
(c) each of the Named Executive Officers, (d) the Selling Stockholder and (e) all directors and executive officers of the Company as a group. Unless otherwise indicated, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them. See "Certain Transactions -- MOSCOM Relationship."

                                         BENEFICIAL OWNERSHIP                    BENEFICIAL OWNERSHIP
                                            PRIOR TO THIS                             AFTER THIS
                                                                  NUMBER OF
                                             OFFERING(1)                             OFFIERING(1)
                                       ----------------------    SHARES BEING  ----------------------
NAME AND ADDRESS OF BENEFICIAL OWNER      NUMBER      PERCENT      OFFERED        NUMBER      PERCENT
- -------------------------------------  -----------  ---------  --------------  -----------  ---------
MOSCOM Corporation
 3750 Monroe Ave. Pittsford, NY 14534    5,500,000      100%      1,370,000      4,130,000       60%(2)
Albert J. Montevecchio (3)(4)
 3750 Monroe Ave. Pittsford, NY 14534       10,000       *                          10,000       *
John A. White (3)
 7020 Koll Center Parkway,
 Pleasanton, California 94566 ........     120,000      1.7                        120,000      1.7
Richard C. Vail (3)
 7020 Koll Center Parkway,
 Pleasanton, California 94566 ........      50,000       *                          50,000       *
Ronald C. Lundy (3)
 3750 Monroe Ave. Pittsford, NY 14534           --       --                             --       --
All executive officers and directors
 as a group (4 persons) ..............     180,000      2.6%                       180,000      2.6%

- ------------
*      Less than one percent.
(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, which attribute beneficial ownership of securities to persons who possess sole or shared voting power and/or investment power with respect to these securities.
(2) Includes 41,250 shares of Votan Common Stock subject to sale upon the exercise of a four-year purchase option, commencing one year from the date of this Prospectus, to be granted by MOSCOM to Grady & Hatch, Inc., upon terms and conditions substantially similar to the G&H Warrant. See "Underwriting."
(3) Consists of options to purchase shares of Common Stock, none of which are currently exercisable.
(4) Does not include shares owned by MOSCOM. Mr. Montevecchio is Chairman of the Board, President and Chief Executive Officer and a controlling stockholder of MOSCOM and, as a result, may be deemed to beneficially own the shares of Common Stock owned by MOSCOM. Mr. Montevecchio disclaims beneficial ownership of such shares.

                         DESCRIPTION OF CAPITAL STOCK

   Upon the consummation of this offering, the Company's authorized capital stock will consist of 10,000,000 shares of Common Stock, par value $0.01 per share, and 100,000 shares of Preferred Stock, par value $0.01 per share. All of the issued and outstanding shares of Common Stock will be fully paid and nonassessable. In addition, upon consummation of this offering there will be reserved for issuance 330,000 shares of Common Stock issuable upon the exercise of outstanding options or warrants.

   The following summary description of the Company's capital stock does not purport to be complete and is qualified in its entirety by this reference to the Company's Certificate of Incorporation, as amended (the "Certificate of Incorporation"), and Bylaws, as amended (the "Bylaws"), copies of which have been filed as exhibits to the Registration Statement of which this Prospectus forms a part.

COMMON STOCK

   Holders of Common Stock are entitled to one vote per share on matters to be voted upon by the stockholders. Immediately following this offering, MOSCOM will own approximately 60% of the outstanding shares of Common Stock (54% if the Underwriters' over-allotment is exercised in full). As a result, MOSCOM will retain the voting power required to elect all directors and approve other matters required to be voted upon by the stockholders of the Company. See "Risk Factors -- Control by MOSCOM; Potential Conflicts of Interest" and "Certain Transactions -- MOSCOM Relationship." There are no cumulative voting rights. Holders of Common Stock are entitled to receive ratable dividends when, as and if declared by the Board of Directors out of funds legally available therefor. Upon the liquidation, dissolution or winding up of the Company, holders of Common Stock share ratably in the assets of the Company available for distribution to its stockholders, subject to the preferential rights of any then outstanding shares of Preferred Stock. No shares of Preferred Stock will be outstanding immediately following the consummation of this offering. Holders of Common Stock have no preemptive, subscription, redemption or conversion rights. All shares of Common Stock outstanding upon the effective date of this Prospectus, and the shares offered hereby will, upon issuance and sale, be fully paid and nonassessable.

PREFERRED STOCK

   The Company's Board of Directors has the authority to issue 100,000 shares of Preferred Stock in one or more series and to fix the relative rights, preferences, privileges, qualifications, limitations and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of such series, without further vote or action by the stockholders. The Board of Directors could, without the approval of the stockholders, issue Preferred Stock having voting or conversion rights that could adversely affect the voting power of the holders of Common Stock, and the issuance of Preferred Stock could be used, under certain circumstances, to render more difficult or discourage a hostile takeover of the Company. The Company has no present plans to issue any shares of Preferred Stock.

REGISTRATION RIGHTS

   After this offering, the Representatives and Grady & Hatch, Inc., an advisor to MOSCOM and the Company (collectively, with the Representatives, the "Holders"), will hold certain warrants pursuant to which they will be entitled to certain rights with respect to the registration of the shares of Common Stock underlying such warrants under the Securities Act. Under the terms of such warrants, if the Company proposes to register any of its securities under the Securities Act, either for its own account or for the account of other stockholders of the Company, the Holders are entitled to notice of such registration and are entitled to include the shares of Common Stock underlying such warrants in such registration. Further, at any time after the Company becomes eligible to file a registration statement on Form S-3, the Holders may require the Company to file registration statements under the Securities Act on Form S-3 at the Company's expense with respect to their shares of Common Stock underlying such warrants. These rights are subject to certain conditions and limitations, among them the right of the underwriters of an offering to limit the number of shares included in such registration. See "Underwriting."

CERTAIN PROVISIONS OF THE DELAWARE GENERAL CORPORATION LAW

   Generally, Section 203 of the DGCL prohibits a publicly held Delaware corporation from engaging in a broad range of "business combinations" with an "interested stockholder" (defined generally as a person owning 15% of more of a corporation's outstanding voting stock) for three years following the date such person became an interested stockholder unless (i) before the person becomes an interested stockholder, the transaction resulting in such person becoming an interested stockholder or the business combination is approved by the board of directors of the corporation, (ii) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of the outstanding voting stock of the corporation (excluding shares owned by directors who are also officers of the corporation or shares held by employee stock plans that do not provide employees with the right to determine confidentially whether shares held subject to the plan will be tendered in a tender offer or exchange offer), or (iii) on or after such date on which such person became an interested stockholder the business combination is approved by the board of directors and authorized at an annual or special meeting, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock excluding shares owned by the interested stockholders. The restrictions of Section 203 do not apply, among other reasons, if a corporation, by action of its stockholders, adopts an amendment to its certificate of incorporation or by-laws expressly electing not to be governed by Section 203, provided that, in addition to any other vote required by law, such amendment to the certificate of incorporation or by-laws must be approved by the affirmative vote of a majority of the shares entitled to vote. Moreover, an amendment so adopted is not effective until twelve months after its adoption and does not apply to any business combination between the corporation and any person who became an interested stockholder of such corporation on or prior to such adoption. The Certificate of Incorporation and Bylaws do not currently contain any provisions electing not to be governed by Section 203 of the DGCL.

   Section 203 of the DGCL may discourage persons from making a tender offer for or acquisitions of substantial amounts of the Common Stock. This could have the effect of inhibiting changes in management and may also prevent temporary fluctuations in the Common Stock that often result from takeover attempts.

   Section 228 of the DGCL allows any action that is required to be or may be taken at a special or annual meeting of the stockholders of a corporation to be taken without a meeting with the written consent of holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, provided that the certificate of incorporation of such corporation does not contain a provision to the contrary. The Certificate of Incorporation contains no such provision, and therefore stockholders holding a majority of the voting power of the Common Stock will be able to approve a broad range of corporate actions requiring stockholder approval without the necessity of holding a meeting of stockholders.

TRANSFER AGENT AND REGISTRAR

   The transfer agent and registrar for the Common Stock is American Stock Transfer & Trust Company. American Stock Transfer & Trust Company is located at 40 Wall Street, New York, New York 10005, and its telephone number is
(212) 936-5100.

                       SHARES ELIGIBLE FOR FUTURE SALE

   Upon completion of this offering, the Company will have 6,880,000 shares of Common Stock outstanding. Of these shares, the 2,750,000 shares sold in this offering will be freely tradeable without restriction or further registration under the Securities Act, except that any shares purchased by "affiliates" of the Company, as that term is defined in Rule 144 ("Rule 144") under the Securities Act ("Affiliates"), may generally only be sold in compliance with the limitations of Rule 144 described below. The remaining 4,130,000 shares of Common Stock held by MOSCOM upon consummation of this offering will be "restricted" securities within the meaning of Rule 144 (the "Restricted Shares") and may not be sold except in compliance with the registration requirements of the Securities Act or an applicable exemption under the Securities Act, including an exemption pursuant to Rule 144.

   Prior to this offering, there has been no public market for the Common Stock of the Company, and no assurance can be given that a significant public market for the Common Stock can be developed or sustained after this offering. Future sales of substantial amounts of Common Stock in the public market could have a material effect on the market price of Common Stock from time to time.

SALES OF RESTRICTED SHARES

   Beginning one year after the date of this Prospectus, 4,130,000 shares of Common Stock held by MOSCOM and subject to a lockup ("Lockup") agreement between the Underwriters and MOSCOM will become eligible for sale in the public market if registered or pursuant to an exemption, from registration such as Rule 144. Pursuant to the Lockup, MOSCOM has agreed not to, directly or indirectly, offer, pledge, sell, contract to sell, transfer or otherwise dispose of any shares of Common Stock or any securities convertible into, or exchangeable or exercisable for, shares of Common Stock for a period of one year after the date of this Prospectus without the prior written consent of the Representatives. In addition, MOSCOM has the right to require registration of its shares under certain circumstances.

   In general, under Rule 144 as currently in effect, Affiliates who have beneficially owned shares for at least two years (including the holding period of certain prior owners) will be entitled to sell in "brokers' transactions" or to market makers, within any three-month period commencing 90 days after the Company becomes subject to the reporting requirements of
Section 13 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), a number of shares that does not exceed the greater of (i) one percent of the then outstanding shares of Common Stock or (ii) the average weekly trading volume in the Common Stock during the four calendar weeks immediately preceding such sale, subject, generally, to the filing of a Form 144 with respect to such sales and certain other limitations and restrictions. In addition, a person (or person whose shares are aggregated) who is not deemed to have been an Affiliate at any time during the 90 days immediately preceding the sale and who has beneficially owned the shares proposed to be sold for at least three years is entitled to sell such shares under Rule 144(k) without regard to the limitations described above. Further, Rule 144A under the Securities Act as currently in effect permits the immediate sale of restricted shares to certain qualified institutional buyers without regard to the volume restrictions described above.

SHARES RESERVED FOR ISSUANCE

   Options. As of the date hereof, the Board of Directors and the stockholders have authorized the issuance of an aggregate of up to 825,000 shares of Common Stock for issuance pursuant to the 1996 Stock Option Plan. As of June 28, 1996, no options were outstanding under the 1996 Stock Option Plan. The Company intends to file one or more registration statements on Form S-8 under the Securities Act approximately 90 days after the date of this Prospectus to register the 825,000 shares available for issuance under the 1996 Stock Option Plan. Such registration statements are expected to become effective upon filing. After the effective date of the applicable registration statement, shares of Common Stock issued under the 1996 Stock Option Plan will be immediately eligible for sale in the public market, subject to vesting limitations and restrictions on affiliate sales. See "Management--Stock Option Plan."

   Warrants. The Company has 330,000 shares reserved for issuance upon exercise of the Representatives' Warrants and the G&H Warrants. See "Underwriting."

                                 UNDERWRITING

   Subject to the terms and conditions of the Underwriting Agreement, a copy of which has been filed as an exhibit to the Registration Statement of which this Prospectus is a part, the Underwriters named below (the "Underwriters"), have severally, and not jointly, agreed, through Ladenburg, Thalmann & Co. Inc., the Representatives of the Underwriters (the "Representatives"), to purchase from the Company and the Selling Stockholder, and the Company and the Selling Stockholder have agreed to sell to the Underwriters, the aggregate number of shares set forth opposite their respective names:

                                   NUMBER OF
NAME OF UNDERWRITER                 SHARES
- -------------------------------  -----------
Ladenburg, Thalmann & Co. Inc.

                                 -----------
   Total .......................   2,750,000


   The Underwriters are committed to take and to pay for all of the shares of Common Stock offered hereby (other than the shares covered by the over-allotment option described below), if any are purchased.

   The Underwriters have advised the Company that they propose to offer all or part of the Common Stock offered hereby directly to the public initially at the price to the public set forth on the cover page of this Prospectus, that they may offer shares to certain dealers at a price which represents a
concession of not more than $   per share, and that the Underwriters may
allow, and such dealers may reallow, a concession of not more than $   per
share to certain other dealers. After the commencement of this offering, the price to the public and the concessions may be changed.

   The Selling Stockholder has granted to the Underwriters an option, exercisable within 30 days after the date of this Prospectus, to purchase up to 412,500 additional shares of Common Stock at the same price per share as the initial 2,750,000 shares to be purchased by the Underwriters. The Underwriters may exercise this option only to cover over-allotments, if any. To the extent the Underwriters exercise this option, each of the Underwriters will have a firm commitment, subject to certain conditions, to purchase the same percentage thereof as the percentage of the initial 2,750,000 shares to be purchased by that Underwriter.

   The Company and the Selling Stockholder have agreed to indemnify the Underwriters against certain liabilities, including certain liabilities under the Securities Act of 1933, as amended, and to contribute to payments the Underwriters may be required to make in respect thereof.

   The Company has agreed to issue to the Representatives, for their own account, warrants (the "Representatives' Warrants") to purchase 275,000 shares of Common Stock, exercisable for a period of four years commencing one year from the date of this offering, at a price equal to 120% of the initial public offering price, subject to adjustment in certain events. The Representatives' Warrants contain customary antidilution provisions and certain registration rights relating to the securities issuable upon exercise of the Representatives' Warrants.

   The Company has also agreed to issue to Grady & Hatch, Inc., an advisor to MOSCOM and the Company, for its own account, warrants (the "G&H Warrants") to purchase 55,000 shares of Common Stock on substantially the same terms as the Representatives' Warrants. In addition, MOSCOM has agreed to issue a purchase option to Grady & Hatch, Inc., to purchase 41,250 shares of Common Stock owned by MOSCOM with terms similar to the G&H Warrants.

   The Company and MOSCOM have agreed, pursuant to the Lockup, not to, directly or indirectly, offer, pledge, sell, contract to sell, transfer or otherwise dispose of any shares of Common Stock or any securities convertible into, or exchangeable or exercisable for, shares of Common Stock for a period of one year after the date of this Prospectus without the prior written consent of the Representatives.

   Prior to this offering, there has been no public market for the Common Stock. The proposed initial public offering price has been determined by negotiations among the Company, the Selling Stockholder and the Representatives. Among the factors considered in such negotiations were the Company's results of operations and financial condition, the prospects for the Company and for the industry in which the Company operates, the Company's capital structure and the general condition of the securities market. The estimated offering price set forth on the cover of this Prospectus is subject to change as a result of market conditions and other factors.

   The Representatives have informed the Company that the Underwriters do not expect sales to discretionary accounts to exceed 5% of the total number of shares offered hereby and that the Underwriters do not intend to confirm sales of shares to any account over which they exercise discretionary authority.

                                LEGAL MATTERS

   The validity of the issuance of the shares of Common Stock offered hereby will be passed upon for the Company by Brobeck, Phleger & Harrison LLP, New York, New York. Certain legal matters in connection with the sale of the shares of Common Stock offered hereby will be passed upon for the Underwriters by Fulbright & Jaworski L.L.P., New York, New York.

                                   EXPERTS

   The financial statements included in this Prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports thereon and included in reliance upon the authority of such firm as experts in giving said reports.

                            AVAILABLE INFORMATION

   The Company has filed with the Securities and Exchange Commission, Washington, D.C. 20549 (the "Commission") a Registration Statement on Form S-1 (including all amendments and exhibits thereto, the "Registration Statement") under the Securities Act with respect to the Common Stock offered hereby. This Prospectus, which constitutes part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the Common Stock, reference is hereby made to the Registration Statement, including exhibits, schedules and reports filed as a part thereof. Statements contained in this Prospectus as to the contents of any contract or other document filed as an exhibit to the Registration Statement referred to herein set forth the material terms of such contract or other document but are not necessarily complete, and in each instance reference is made to the copy of such document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. The Registration Statement, including the exhibits and schedules thereto, may be inspected without charge at the principal office of the Commission in Washington, D.C. and copies of all or any part of which may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices located at The Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can also be obtained at prescribed rates by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The Registration Statement, including the exhibits and schedules thereto, can also be accessed through the EDGAR terminals in the Commission's Public Reference Rooms in Washington, Chicago and New York or through the World Wide Web at http://www.sec.gov.

                                    VOTAN
                       A DIVISION OF MOSCOM CORPORATION
                        INDEX TO FINANCIAL STATEMENTS

                                                       PAGE
                                                    --------
Report of Independent Public Accountants  .........    F-2
Balance Sheets ....................................    F-3
Statements of Operations and Divisional Equity  ...    F-4
Statements of Cash Flows ..........................    F-5
Notes to Financial Statements .....................    F-6

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and the Stockholder of Votan Corporation:

   We have audited the accompanying balance sheets of Votan (a division of MOSCOM Corporation) as of December 31, 1995 and 1994, and the related statements of operations and divisional equity and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of MOSCOM's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Votan as of December 31, 1995 and 1994, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1995 in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

Rochester, N.Y.
June 28, 1996

                                    VOTAN
                       A DIVISION OF MOSCOM CORPORATION
                                BALANCE SHEETS

                                                         DECEMBER 31,
                                                   ----------------------    MARCH 31,
                                                       1994        1995        1996
                                                   ----------  ----------  -----------
                                                                            (UNAUDITED)
                      ASSETS
CURRENT ASSETS:
 Cash ............................................   $  2,000    $  8,000    $ 18,000
 Accounts receivable .............................    108,000       2,000      63,000
 Other assets ....................................      1,000          --          --
                                                   ----------  ----------  -----------
  Total current assets ...........................    111,000      10,000      81,000
                                                   ----------  ----------  -----------
PROPERTY AND EQUIPMENT, net ......................     87,000      63,000      61,000
                                                   ----------  ----------  -----------
OTHER ASSETS:
 Capitalized software, net of accumulated
  amortization of $216,000 and $195,000 in 1994
  and 1995, respectively .........................    415,000     269,000     266,000
                                                   ----------  ----------  -----------
   Total other assets ............................    415,000     269,000     266,000
                                                   ----------  ----------  -----------
                                                     $613,000    $342,000    $408,000
                                                   ==========  ==========  ===========
         LIABILITIES AND DIVISIONAL EQUITY
CURRENT LIABILITIES:
 Accrued payroll, commissions and related taxes  .   $ 16,000    $ 17,000    $ 24,000
 Deferred compensation ...........................    189,000     207,000     177,000
                                                   ----------  ----------  -----------
  Total current liabilities ......................    205,000     224,000     201,000
                                                   ----------  ----------  -----------

COMMITMENTS AND CONTINGENCIES ....................
DIVISIONAL EQUITY ................................    408,000     118,000     207,000
                                                   ----------  ----------  -----------
                                                     $613,000    $342,000    $408,000
                                                   ==========  ==========  ===========

The accompanying notes to financial statements are an integral part of these balance sheets.

                                     VOTAN
                       A DIVISION OF MOSCOM CORPORATION
                STATEMENTS OF OPERATIONS AND DIVISIONAL EQUITY

                                                        YEAR ENDED                      THREE MONTHS ENDED
                                                       DECEMBER 31,                         MARCH 31,
                                       ------------------------------------------  --------------------------
                                            1993           1994           1995          1995          1996
                                       ------------  --------------  ------------  ------------  ------------
                                                                                           (UNAUDITED)
SALES ................................   $  517,000    $   593,000     $  572,000    $  41,000     $   56,000
COST OF SALES:
 Direct costs ........................      181,000        122,000        132,000       10,000         15,000
 Amortization of software development
  costs ..............................      126,000        183,000        197,000       66,000         34,000
                                       ------------  --------------  ------------  ------------  ------------
                                            307,000        305,000        329,000       76,000         49,000
                                       ------------  --------------  ------------  ------------  ------------
 Gross profit (loss) .................      210,000        288,000        243,000      (35,000)         7,000
OPERATING EXPENSES:
 Engineering and software
  development, net ...................      342,000        579,000        424,000      114,000        111,000
 Selling and marketing ...............      223,000        293,000        323,000       47,000         40,000
 General and administrative ..........      490,000        418,000        386,000       83,000         82,000
                                       ------------  --------------  ------------  ------------  ------------
                                          1,055,000      1,290,000      1,133,000      244,000        233,000
                                       ------------  --------------  ------------  ------------  ------------
 Loss from operations ................     (845,000)    (1,002,000)      (890,000)    (279,000)      (226,000)
PROVISION FOR TAXES ..................        1,000          1,000          1,000           --             --
                                       ------------  --------------  ------------  ------------  ------------
NET LOSS .............................   $ (846,000)   $(1,003,000)    $ (891,000)   $(279,000)    $ (226,000)
                                       ============  ==============  ============  ============  ============
UNAUDITED PRO FORMA NET LOSS PER
 SHARE ...............................                                 $    (0.16)                 $    (0.04)
                                                                     ============                ============
Weighted average shares outstanding  .                                  5,500,000                   5,500,000
                                                                     ============                ============
DIVISIONAL EQUITY, beginning of
 period ..............................   $  262,000    $   495,000     $  408,000    $ 408,000     $  118,000
NET LOSS .............................   $ (846,000)   $(1,003,000)    $ (891,000)   $(279,000)    $ (226,000)
CONTRIBUTION FROM MOSCOM CORPORATION      1,079,000        916,000        601,000      241,000        315,000
                                       ------------  --------------  ------------  ------------  ------------
DIVISIONAL EQUITY, end of period  ....   $  495,000    $   408,000     $  118,000    $ 370,000     $  207,000
                                       ============  ==============  ============  ============  ============

The accompanying notes to financial statements are an integral part of these statements.

                                    VOTAN
                       A DIVISION OF MOSCOM CORPORATION
                           STATEMENTS OF CASH FLOWS

                                                              YEAR ENDED                      THREE MONTHS ENDED
                                                             DECEMBER 31,                         MARCH 31,
                                             ------------------------------------------  --------------------------
                                                  1993           1994           1995          1995          1996
                                             ------------  --------------  ------------  ------------  ------------
                                                                                                 (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net loss ..................................   $ (846,000)   $(1,003,000)    $(891,000)    $(279,000)    $(226,000)
 Adjustments to reconcile net loss to net
  cash used in operating activities:
  Depreciation .............................       22,000         28,000        26,000         6,000         7,000
  Amortization of capitalized software .....      126,000        183,000       197,000        66,000        34,000
  Changes in operating assets and
   liabilities:
  Decrease (increase) in:
   Accounts receivable .....................      (26,000)       (41,000)      106,000         1,000       (61,000)
   Other assets ............................       (1,000)            --         1,000         1,000            --
  Increase (decrease) in:
   Accrued payroll, commissions and related
    taxes ..................................           --             --         1,000         4,000         7,000
   Deferred compensation ...................       13,000         (4,000)       18,000       (34,000)      (30,000)
                                             ------------  --------------  ------------  ------------  ------------
    Net cash used in operating activities ..     (712,000)      (837,000)     (542,000)     (235,000)     (269,000)
                                             ------------  --------------  ------------  ------------  ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Purchase of equipment, furniture and
  fixtures .................................      (54,000)            --        (2,000)           --        (5,000)
 Capitalized software expenditures .........     (308,000)      (104,000)      (51,000)           --       (31,000)
                                             ------------  --------------  ------------  ------------  ------------
    Net cash used in investing activities ..     (362,000)      (104,000)      (53,000)           --       (36,000)
                                             ------------  --------------  ------------  ------------  ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Net contribution from MOSCOM Corporation ..    1,079,000        916,000       601,000       241,000       315,000
                                             ------------  --------------  ------------  ------------  ------------
    Net cash provided by financing
 activities ................................    1,079,000        916,000       601,000       241,000       315,000
                                             ------------  --------------  ------------  ------------  ------------
NET INCREASE (DECREASE) IN CASH ............        5,000        (25,000)        6,000         6,000        10,000
CASH, beginning of period ..................       22,000         27,000         2,000         2,000         8,000
                                             ------------  --------------  ------------  ------------  ------------
CASH, end of period ........................   $   27,000    $     2,000     $   8,000     $   8,000     $  18,000
                                             ============  ==============  ============  ============  ============

The accompanying notes to financial statements are an integral part of these statements.

                                    VOTAN
                       A DIVISION OF MOSCOM CORPORATION
                        NOTES TO FINANCIAL STATEMENTS
             FOR THE YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995

1. ORGANIZATION AND BASIS OF PRESENTATION:

   Votan ("Votan" or the "Company") is a division of MOSCOM Corporation ("MOSCOM"), a Delaware corporation. Votan's business and operations were acquired by MOSCOM in September 1991 from a predecessor company which had been engaged in speech recognition and voice verification research and development since 1979. As discussed in Note 10, effective June 26, 1996, MOSCOM transferred substantially all of the voice verification and speech recognition business, operations (including research and development), assets and liabilities of the Company to Votan Corporation, a wholly-owned subsidiary of MOSCOM. The financial statements have been prepared on a stand-alone basis in accordance with generally accepted accounting principles. Votan's sales in the accompanying financial statements have been determined based upon existing sales of Votan's Speech Recognition and Voice Verification Boards and VoiceLock products, certain of which are not currently being marketed.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

 Description of the Business

   Votan is a developer of advanced speech technologies utilized in speech recognition and voice verification applications used to ensure the security of financial transactions, databases and physical facilities. The Company's products are manufactured by contract computer board manufacturers, one of which, historically, has been MOSCOM.

 Interim Financial Information

   Unaudited interim financial information as of March 31, 1996 and for the three month periods ended March 31, 1995 and 1996, have been prepared in accordance with generally accepted accounting principles for interim financial information. In the opinion of management, the interim financial information included herein contains all normal and recurring adjustments necessary to present fairly the financial position of the Company as of March 31, 1996, and the results of operations and cash flows for the three month periods ended March 31, 1995 and 1996. Results for interim periods are not indicative of annual results. The unaudited interim financial statements have been prepared on a basis consistent with the audited statements as of December 31, 1995. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to the rules and regulations of the Securities and Exchange Commission.

 Management's Use of Estimates and Judgment

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Fair Value of Financial Instruments

   Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments," requires disclosure of the fair value of certain financial instruments. Cash and cash equivalents, accounts receivable, accounts payable and accrued expenses are reflected at fair value because of the short-term maturity of these instruments.

                                    VOTAN
                       A DIVISION OF MOSCOM CORPORATION
                 NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:  (Continued)
  Cash Equivalents

   All highly liquid investments with a remaining maturity of three months or less at the date of acquisition are classified as cash equivalents.

 Inventories

   The Company does not maintain inventory. Inventories are manufactured on a contract basis as required. Cost of sales on Votan products are reflected herein at MOSCOM's costs. See Note 9 for a further description of related party transactions.

 Property and Equipment

   Property and equipment is recorded at cost. Depreciation is computed on a straight-line basis using the following estimated useful lives:

 Computer hardware and software  ....3-5 years
Machinery and equipment ............ 4-7 years
Furniture and fixtures ............. 5-10 years

 Software Development Costs

   Software development costs meeting recoverability tests are capitalized and amortized on a product-by-product basis over their economic lives, generally three years, or the ratio of current revenues to current and anticipated revenues from such software, whichever provides the greater amortization. The Company continually evaluates, based upon cash flow projections on a product basis and other factors as appropriate, whether events and circumstances have occurred that indicate that the remaining estimated useful life of the applicable asset warrants revision or that the remaining balance of the asset may not be recoverable. Software development costs and related accumulated amortization are written off when fully amortized.

 Divisional Equity

   Divisional equity represents a summary of all intercompany activity between Votan and MOSCOM as well as the accumulation of losses.

 Revenue Recognition

   The Company recognizes revenue from product sales upon shipment to the customer. The accompanying financial statements do not reflect the sales of the Company's products as part of products or systems sold by MOSCOM. Upon completion of the transaction referred to in Note 10, the Company will receive royalty income relative to such sales.

 Income Taxes

   MOSCOM Corporation files a consolidated federal income tax return in the United States. Votan is not a separate taxable entity. Its results have been included in MOSCOM's consolidated federal tax return. Income taxes have been provided herein as if the Company had filed a separate return. The Company accounts for income taxes under the liability method. Under this method, any deferred income taxes recorded are provided for at current statutory rates to reflect the impact of "temporary" differences between the amounts of assets and liabilities for financial reporting purposes and such amounts as measured by tax laws and regulations. Net operating loss tax carryforwards reflected herein have been utilized by MOSCOM and will not be available for use in future periods.

                                    VOTAN
                       A DIVISION OF MOSCOM CORPORATION
                 NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:  (Continued)
 Unaudited Pro Forma Net Loss Per Share

   Pursuant to Securities and Exchange Commission requirements, losses per share of the Company are presented on a pro forma basis for the most recent year presented and the most recent interim period presented, giving retroactive effect to the capitalization (see Note 10) of the Company and the anticipated 5,500-to-1 stock split of the Common Stock.

 Deferred Compensation Plan

   The Company provides certain management employees with the opportunity to participate in an unfunded, deferred compensation program. One management employee was covered under this Plan. Under the Plan, employees can defer a portion of their salary.

 New and Pending Accounting Pronouncements

   Effective January 1, 1996, the Company has adopted Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." This statement requires long-lived assets as well as identified intangibles be reviewed for impairment whenever events or changes in circumstances indicate the carrying amount of the assets may not be recoverable. The impact of implementation of this statement was insignificant.

   In October 1993, the Financial Accounting Standards Board issued SFAS No. 123, "Accounting for Stock-Based Compensation." Although the statement encourages entities to adopt the fair value based method of accounting for stock options, the Company intends to continue to measure compensation for such plans using the intrinsic value based method of accounting prescribed by APB Opinion No. 25, "Accounting for Stock Issued to Employees." Adoption of SFAS No. 123 in 1996 will require the Company to disclose additional information relative to issued stock options and the Company's pro forma net income and earnings per share, as if the options granted were expensed at their estimated fair value at the time of grant.

3. PROPERTY AND EQUIPMENT:

   The major classifications of property and equipment as of December 31, 1994 and 1995 and March 31, 1996 are as follows:

                                        DECEMBER 31,
                                   --------------------    MARCH 31,
                                      1994       1995        1996
                                   ---------  ---------  -----------
                                                          (UNAUDITED)
Machinery and equipment ..........  $ 16,000   $ 18,000    $ 18,000
Computer hardware and software  ..    84,000     84,000      89,000
Furniture and fixture ............    58,000     58,000      58,000
                                   ---------  ---------  -----------
Property and equipment, at cost  .   158,000    160,000     165,000
Less: Accumulated depreciation  ..    71,000     97,000     104,000
                                   ---------  ---------  -----------
Total property and equipment, net   $ 87,000   $ 63,000    $ 61,000
                                   =========  =========  ===========

                                    VOTAN
                       A DIVISION OF MOSCOM CORPORATION
                 NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

4. ENGINEERING AND SOFTWARE DEVELOPMENT EXPENDITURES:

   Engineering and software development expenditures incurred during the years ended December 31, 1993, 1994 and 1995 and the three months ended March 31, 1995 and 1996 were recorded as follows:

                                                     DECEMBER 31,                   MARCH 31,
                                         ----------------------------------  ----------------------
                                             1993        1994        1995        1995        1996
                                         ----------  ----------  ----------  ----------  ----------
                                                                                   (UNAUDITED)
Engineering and software development
 expense included in the statements of
 operations ............................   $342,000    $579,000    $424,000    $114,000    $111,000
Amounts capitalized and included in the
 balance sheets ........................    308,000     104,000      51,000          --      31,000
                                         ----------  ----------  ----------  ----------  ----------
 Total expenditures for engineering and
  software development .................   $650,000    $683,000    $475,000    $114,000    $142,000
                                         ==========  ==========  ==========  ==========  ==========

5. FINANCING:

   MOSCOM has utilized a centralized cash management system. As such, cash had not been allocated on a divisional level. All of the Company's receipts were collected by MOSCOM and MOSCOM was liable for all of the Company's purchases. Cash collected or paid on behalf of the Company by MOSCOM was accounted for as dividends or capital contributions, respectively, against divisional equity. The Company has not reflected either interest income or interest expense on centralized cash balances or borrowings.

   The Company has been dependent on MOSCOM for its liquidity needs. MOSCOM has committed to continue to meet the Company's capital requirements until the earlier March 31, 1997 or the consummation of debt or equity financing by the Company of at least $10 million. MOSCOM has no further obligation to provide the Company with additional capital resources beyond such time.

6. SIGNIFICANT CUSTOMERS AND CONCENTRATION OF CREDIT RISK:

   Sales to three customers were approximately 28%, 12% and 11% of the Company's total sales in 1993. Sales to one customer was approximately 21% of the Company's total sales in 1994. Sales to two customers amounted to approximately 56% and 12% of the Company's total sales in 1995.

   Export sales to European companies amounted to $83,000, $359,000 and $397,000 for the years ended December 31, 1993, 1994 and 1995, respectively.

7. INCOME TAXES:

   The accompanying financial statements reflect an effective tax rate of 40%, which reasonably reflects what the Company's tax rate would have been as a separate taxable entity. No net tax benefit has been reflected in the accompanying financial statements for losses incurred in the years ended December 31, 1993, 1994 and 1995, as the tax loss carryforwards generated in those years by Votan are fully offset by increases in the valuation allowance.

                                    VOTAN
                       A DIVISION OF MOSCOM CORPORATION
                 NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

7. INCOME TAXES:  (Continued)
    The income tax provision for the years ending December 31, 1993, 1994 and 1995 includes the following:

                                      1993         1994         1995
                                  -----------  -----------  -----------
Current:
 Federal ........................   $       --   $       --   $       --
 State ..........................       1,000        1,000        1,000
Deferred:
 Federal ........................    (277,000)    (324,000)    (286,000)
 State ..........................     (30,000)     (49,000)     (48,000)
 Increase in valuation allowance      307,000      373,000      334,000

   The income tax provision differs from those computed using the statutory federal rate of 34%, for the years ended December 31, 1993, 1994 and 1995 due to the following:

                                              1993          1994          1995
                                         ------------  ------------  ------------
Tax at statutory rate ..................   $(287,000)    $(341,000)    $(303,000)
State taxes, net of federal tax benefit      (20,000)      (32,000)      (31,000)
Increase in valuation allowance  .......     307,000       373,000       334,000
Other ..................................       1,000         1,000         1,000
                                         ------------  ------------  ------------
  Total ................................   $   1,000     $   1,000     $   1,000
                                         ============  ============  ============

   The deferred income tax asset (liability) recorded in the accompanying balance sheets results from temporary differences between financial statement and tax basis of assets and liabilities at December 31, 1994 and 1995 as follows:

                                       1994          1995
                                  ------------  -------------
Net operating loss carryforwards    $1,051,000    $ 1,318,000
Fixed assets ....................      (10,000)        (9,000)
Capitalized software ............     (166,000)      (107,000)
Deferred compensation ...........       78,000         85,000
Valuation allowance .............     (953,000)    (1,287,000)
                                  ------------  -------------
 Deferred asset (liability)  ....   $        --   $         --
                                  ============  =============

   Net operating loss tax carryforwards reflected herein have been utilized by MOSCOM and will not be available for use in future periods.

                                    VOTAN
                       A DIVISION OF MOSCOM CORPORATION
                 NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

 8. COMMITMENTS AND CONTINGENCIES:

 Operating Leases

   The Company leases its office facilities and certain equipment under operating leases which expire at various dates through 1998. Rent expense under all operating leases (exclusive of real estate taxes and other expenses payable under these leases) was $79,000, $69,000 and $23,000 for the years ended December 31, 1993, 1994 and 1995, respectively. The future minimum payments under operating leases for the years ending December 31 are as follows:

 1996 ..........................  $31,000
1997 ..........................    34,000
1998 ..........................    21,000
                                ---------
  Total minimum lease payments    $86,000
                                =========

   MOSCOM rent expense allocated to the Company was $9,000, $17,000 and $13,000 for the years ended December 31, 1993, 1994 and 1995, respectively. This is included within the allocations discussed in Note 9.

 Legal Matters

   The Company is subject to litigation from time to time in the ordinary course of business. Although the amount of any liability with respect to such litigation cannot be determined, in the opinion of management, such liability will not have a material adverse effect on the Company's financial condition or results of operations.

9. RELATED PARTY TRANSACTIONS:

   MOSCOM has provided services to Votan including, but not limited to, cash management, financial services, management information systems and legal services, as well as executive administration. MOSCOM has also provided engineering technical support relative to some of the technology utilized in Votan's products. These financial statements include an allocation of MOSCOM's expenses for the years ended December 31, 1993, 1994 and 1995 and the three months ended March 31, 1995 and 1996 as follows:

                                                      YEARS ENDED               THREE MONTHS ENDED
                                                      DECEMBER 31,                   MARCH 31,
                                          ----------------------------------  ---------------------
                                              1993        1994        1995        1995       1996
                                          ----------  ----------  ----------  ----------  ---------
                                                                                    (UNAUDITED)
Engineering and software development  ...   $161,000    $405,000    $249,000    $ 75,000   $ 75,000
Marketing ...............................     63,000      66,000      62,000       4,000     10,000
Selling .................................     21,000     101,000     135,000      12,000      2,000
Administrative ..........................    125,000     118,000     132,000      16,000     17,000
                                          ----------  ----------  ----------  ----------  ---------
  Total allocation of operating expenses    $370,000    $690,000    $578,000    $107,000   $104,000
                                          ==========  ==========  ==========  ==========  =========

   The above charges have been allocated based upon relative sales levels of Votan products as a percentage of MOSCOM sales, headcount and other methods as appropriate. Votan division employees are reflected directly in the accompanying financial statements.

   Management believes that the method of allocation is reasonable. The charges are not necessarily representative of the amounts that would have been incurred had Votan been an unaffiliated entity. Management estimates that had Votan been operating as an unaffiliated entity, it would have incurred

                                    VOTAN
                       A DIVISION OF MOSCOM CORPORATION
                 NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

9. RELATED PARTY TRANSACTIONS:  (Continued)

total operating expenses of $1.5 million, $2.1 million and $2.2 million for the years ended December 31, 1993, 1994 and 1995, respectively (unaudited). The Company anticipates that certain of these services will be outsourced in the future to MOSCOM or some other provider if deemed to be cost efficient.

10. SUBSEQUENT EVENT:

   Effective June 26, 1996, MOSCOM transferred substantially all of the voice verification and speech recognition business, operations (including research and development), assets and liabilities of the Votan division to the Company. In connection with the Formation, the Company has entered into certain agreements with MOSCOM which govern the continuing relationship between MOSCOM and the Company, including a (i) Subsidiary Formation Agreement; (ii) License Agreement and (iii) Service and Supply Agreement.

   Pursuant to the Subsidiary Formation Agreement (the "Formation Agreement"), MOSCOM has agreed to transfer all of the assets of its Votan division to the Company in consideration for the issuance to MOSCOM of 5,500,000 fully paid, non-assessable shares of Common Stock of the Company. The Company has agreed to assume and pay, perform and discharge all debts, obligations, contracts and liabilities of MOSCOM related to these assets. In addition, pursuant to the Formation Agreement, MOSCOM has agreed to meet all of the capital requirements of the Company until the earlier of March 31, 1997 or upon the consummation of a debt or equity financing by the Company of at least $10 million. The Company has also agreed to assume obligations relating to certain pension benefits afforded to Mr. Vail and to pay MOSCOM for: (i) certain costs incurred by MOSCOM related to the Formation and the hiring of executive officers of the Company, including recruiting fees and compensation-related expenses and (ii) costs and expenses incurred by MOSCOM in connection with the organization and funding of the Company. The costs and expenses referred to in (i) and (ii) above shall not exceed $200,000. See "Use of Proceeds."

   Pursuant to the License Agreement, the Company has granted MOSCOM a non-exclusive, non-transferable worldwide license to continue selling the TeleVoice System, certain computer board products and other products incorporating the Company's algorithms. MOSCOM and the Company have also agreed to promptly disclose and license to each other on a non-exclusive, royalty-free basis, all improvements to the licensed technologies and products which they make or acquire during the term of the license. MOSCOM has the right to grant sublicenses to end-users and distributors without prior consent, but must obtain the Company's prior written consent for sublicenses to other VARs. MOSCOM is required to pay one, and only one, of the following royalties to the Company for each sale or license of the products and technologies covered by the License Agreement: (i) $50 for each copy of the licensed algorithms sublicensed to an end-user or distributor;
(ii) $50 per sale of a product incorporating a licensed algorithm; (iii) $50 for each functional port on each computer board sold, if such board incorporates a licensed algorithm and is sold with application software; or
(iv) $50 for each board or other computer board sold, if such board incorporates a licensed algorithm but is not sold with application software. The license shall continue in effect until terminated, with the Company having the right to terminate in the event of MOSCOM's breach or bankruptcy and MOSCOM having the right to terminate for any reason. The Company may terminate the license upon 30 days' prior written notice to MOSCOM. MOSCOM must provide the Company with 180 days' prior written notice of termination of the license. If MOSCOM terminates because of a material breach by the Company, MOSCOM's licenses shall survive such termination and no further royalties shall be due to the Company.

   Pursuant to the Service and Supply Agreement, MOSCOM has agreed to sell to the Company certain speech recognition and voice verification boards for an amount equal to 1.25 times MOSCOM's cost for each such board. In addition, pursuant to the Service and Supply Agreement, MOSCOM has agreed to

                                    VOTAN
                       A DIVISION OF MOSCOM CORPORATION
                 NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

10. SUBSEQUENT EVENT:  (Continued)
 provide the Company with certain administrative and accounting services, as the Company may from time to time require, for a fee equal to four times the gross hourly salary paid by MOSCOM to any employee who performs such administrative and accounting services for Votan, multiplied by the actual number of hours expended by each such employee to perform such services. In the event that MOSCOM, upon Votan's request, pays premiums on group employee benefit plans for the benefit of Votan employees, Votan has agreed to reimburse MOSCOM in an amount equal to 105% of such premiums paid by MOSCOM. Finally, MOSCOM has agreed to provide space at its facilities for certain Votan employees who will perform services for Votan at such facilities until their relocation to Votan's facilities in California. Votan is required to pay 1.25 times MOSCOM's cost of occupancy for that portion of MOSCOM's facilities allocated to occupancy by such Votan employees.

   The Company, on June 26, 1996, also adopted the 1996 Stock Option Plan. Under this Plan, up to 825,000 shares of Common Stock have been initially authorized for issuance. The 1996 Plan includes a Discretionary Option Grant Program under which employees and consultants may be granted options and an Automatic Option Grant Program under which option grants will automatically be made to eligible non-employee members of the Board of Directors of the Company. All options under this Plan will be at an exercise price of not less than 85% of their fair market value at the date of grant.

IBC












                                                This CHART depicts potential
                                                applications within a bank for
                                                the Company's voice verification
                                                technologies including: bank
                                                teller verification, home
                                                banking and automatic teller
                                                machines.


                                                   VOTAN [register mark]

   NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE SUCH DATE.

                              TABLE OF CONTENTS

                                                PAGE
                                             --------
Prospectus Summary .........................      3
Risk Factors ...............................      6
Use of Proceeds ............................     16
Dividend Policy ............................     16
Capitalization .............................     17
Dilution ...................................     18
Selected Financial Data ....................     19
Management's Discussion and Analysis of
 Financial Condition and Results of
 Operations ................................     20
Business ...................................     24
Management .................................     36
Certain Transactions .......................     41
Principal and Selling Stockholders  ........     43
Description of Capital Stock ...............     44
Shares Eligible for Future Sale ............     46
Underwriting ...............................     47
Legal Matters ..............................     48
Experts ....................................     48
Available Information ......................     48
Index to Financial Statements ..............    F-1

   UNTIL , 1996 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                               2,750,000 SHARES

                                 [VOTAN LOGO]

                                 Votan Corporation
                                 Common Stock

                                  PROSPECTUS

                        LADENBURG, THALMANN & CO. INC.

                                       , 1996

                                   PART II
                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

   The following table sets forth the costs and expenses, other than the underwriting discount and commissions, payable by the Company in connection with the sale of Common Stock being registered. All amounts are estimates except the SEC registration fee, the NASD filing fees and the Nasdaq National Market listing fee.

                                                        AMOUNT TO
                                                         BE PAID
                                                      -----------
SEC registration fee ................................   $ 13,087
NASD filing fee .....................................      4,295
Nasdaq National Market listing fee ..................     20,813
Printing and engraving expenses .....................    100,000
Legal fees and expenses .............................    275,000
Accounting fees and expenses ........................    150,000
Blue sky fees and expenses (including counsel fees)       20,000
Transfer agent and registrar fees and expenses  .....     10,000
Financial Advisor Fees ..............................     60,000
Miscellaneous .......................................     46,805
                                                      -----------
  Total .............................................   $700,000
                                                      ===========

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

   Section 145 of the Delaware General Corporation Law permits the Registrant to, and Article 9 of the Certificate of Incorporation provides that the Registrant may, indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was, or has agreed to become, a director or officer of the Registrant, or is or was serving, or has agreed to serve, at the request of the Registrant, as a director, officer or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or on his behalf in connection with such action, suit or proceeding and any appeal therefrom.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

   The Registrant has sold and issued the following securities during the past three years:

       On June 26, 1996, the Registrant issued 1,000 shares of Common Stock to MOSCOM Corporation in connection with the transfer of all of the assets of the Votan Division of MOSCOM Corporation to the Registrant.

       The above securities were offered by the Registrant in reliance upon an exemption from registration under either (i) Section 4(2) of the Securities Act as transactions not involving any public offering or (ii) Rule 701 under the Securities Act. No underwriters were involved in connection with the sales of securities referred to in this Item 15.

 ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

   (a) Exhibits

 NUMBER     DESCRIPTION
- ----------  ----------------------------------------------------------------------------------------------
     1.1*   Form of Underwriting Agreement.
     3.1    Certificate of Incorporation of the Registrant.
     3.2    Bylaws of the Registrant.
     4.1    Specimen certificates for shares of the Registrant's Common Stock.
     4.2    Provisions of the Certificate of Incorporation and Bylaws of the Registrant defining rights of holders of Common Stock of the Registrant (included in Exhibits 3.1 and 3.2 to this
            Registration Statement).
     5.1*   Opinion of Brobeck, Phleger & Harrison LLP.
    10.1    Lease dated May 23, 1995 between Bernal Avenue Associates and the Registrant.
    10.2    Subsidiary Formation Agreement dated June 26, 1996 between the Registrant and MOSCOM.
    10.3    License Agreement dated June 26, 1996 between the Registrant and MOSCOM.
    10.4    Service and Supply Agreement dated June 26, 1996 between the Registrant and MOSCOM.
    10.5    Employment Agreement dated June 19, 1996 between the Registrant and Mr. John A. White.
    10.6*   Employment Agreement between the Registrant and Mr. Richard C. Vail.
    10.7*   Form of Common Stock Purchase Warrant of Ladenburg, Thalmann & Co. Inc.
    10.8*   Form of Common Stock Purchase Warrant of Grady & Hatch, Inc.
    10.9    1996 Stock Option Plan.
    23.1    Consent of Arthur Andersen LLP.
    23.2*   Consent of Brobeck, Phleger & Harrison LLP (included in Exhibit 5.1 to this Registration
            Statement).
    24.1    Powers of Attorney (see Signature page).
    27.1    Financial Data Schedule.

- ------------

*  To be filed by amendment.

(b) Financial Statement Schedules

   Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the Financial Statements or notes thereto.

 ITEM 17. UNDERTAKINGS

   The Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the Delaware General Corporation Law, the Certificate of Incorporation of the Registrant, the Underwriting Agreement, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

   The Registrant hereby undertakes that:

   (1) For purposes of determining any liability under the Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Registrant pursuant to Rule 424 (b) (1) or (4), or 497 (h) under the Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

   (2) For the purpose of determining any liability under the Securities Act of 1933, each post- effective amendment that contains a form of Prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of New York, State of New York, on this 28th day of June, 1996.

                                        VOTAN CORPORATION

                                        By: /s/ John A. White
                                        -------------------------------------
                                            John A. White
                                        President and Chief Executive Officer

                       POWER OF ATTORNEY AND SIGNATURES

   We, the undersigned officers and directors of Votan Corporation, hereby severally constitute and appoint John A. White and Richard C. Vail, and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the Registration Statement on Form S-1 filed herewith and any and all pre-effective and post-effective amendments to said Registration Statement (including any subsequent Registration Statement for the same offering that may be filed under Rule 462(b)), and generally to do all such things in our names and on our behalf in our capacities as officers and directors to enable Votan Corporation to comply with the provisions of the Securities Act and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming all signatures as they may be signed by our said attorneys, or any of them, to said Registration Statement and any and all amendments thereto.

   Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on the 28th day of June, 1996:

 SIGNATURE                          TITLE

- ----------------------------------  --------------------------------------

By: /s/ Albert J. Montevecchio      Chairman of the Board of Directors
 ---------------------------------
    Albert J. Montevecchio

By: /s/ John A. White               President, Chief Executive Officer
 ---------------------------------  and Director (Principal Executive
     John A. White                  Officer)

By: /s/ Richard C. Vail             Executive Vice President,
 ---------------------------------  Secretary and Director
     Richard C. Vail

By: /s/ Ronald C. Lundy             Treasurer (Principal Financial and
 ---------------------------------  Accounting Officer)

     Ronald C. Lundy

                                EXHIBIT INDEX

  EXHIBIT NO.                                           DESCRIPTION                                          PAGE NO.
- ---------------  ---------------------------------------------------------------------------------------  ------------
        1.1*     Form of Underwriting Agreement.
        3.1      Certificate of Incorporation of the Registrant.
        3.2      Bylaws of the Registrant.
        4.1      Specimen certificates for shares of the Registrant's Common Stock.
        4.2      Provisions of the Certificate of Incorporation and Bylaws of the Registrant defining rights of holders of Common Stock of the Registrant (included in Exhibits 3.1 and 3.2 to this Registration
                 Statement).
        5.1*     Opinion of Brobeck, Phleger & Harrison LLP.
       10.1      Lease dated May 23, 1995 between Bernal Avenue Associates and the Registrant.
       10.2      Subsidiary Formation Agreement dated June 26, 1996 between the Registrant and MOSCOM.
       10.3      License Agreement dated June 26, 1996 between the Registrant and MOSCOM.
       10.4      Service and Supply Agreement dated June 26, 1996 between the Registrant and MOSCOM.
       10.5      Employment Agreement dated June 19, 1996 between the Registrant and Mr. John A. White.
       10.6*     Employment Agreement between the Registrant and Mr. Richard C. Vail.
       10.7*     Form of Common Stock Purchase Warrant of Ladenburg, Thalmann & Co. Inc.
       10.8*     Form of Common Stock Purchase Warrant of Grady & Hatch, Inc.
       10.9      1996 Stock Option Plan.
       23.1      Consent of Arthur Andersen LLP.
       23.2*     Consent of Brobeck, Phleger & Harrison LLP (included in Exhibit 5.1 to this Registration
                 Statement).
       24.1      Powers of Attorney (see Signature page).
       27.1      Financial Data Schedule.

- ------------

   *  To be filed by amendment.